Exhibit 2.1

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of the entire issued share capital

NESSCO GROUP HOLDINGS LIMITED

5th July 2012

Union Plaza, 1 Union Wynd, Aberdeen AB10 1DQ DXAB35

T: +44 (0) 1224 621621 F: +44 (0) 1224 627437

www.paull-williamsons.co.uk

NES/9/6/JGCS/KM

CONTENTS

1.	INTERPRETATION	3
2.	SALE AND PURCHASE	10
3.	CONSIDERATION	10
4.	LOCKED BOX	11
5.	COMPLETION	12
6.	WARRANTIES	13
7.	LIMITATIONS ON CLAIMS	14
8.	TAX COVENANT	16
9.	INDEMNITIES	16
10.	RESTRICTIONS ON THE WARRANTORS	17
11.	CONFIDENTIALITY	19
12.	ANNOUNCEMENTS	21
13.	PURCHASER WARRANTIES	21
14.	FURTHER ASSURANCE	21
15.	ASSIGNATION	22
16.	WHOLE AGREEMENT	22
17.	VARIATION AND WAIVER	22
18.	COSTS	23
19.	NOTICE	23
20.	SEVERANCE	24
21.	AGREEMENT SURVIVES COMPLETION	24
22.	THIRD PARTY RIGHTS	24
23.	SUCCESSORS	25
24.	LANGUAGE	25
25.	COUNTERPARTS	25
26.	POWER OF ATTORNEY	25
27.	GUARANTEE	26
28.	GOVERNING LAW AND JURISDICTION	26
29.	EXECUTION	26
Part 1: Particulars of the Sellers		27

Part 2: Particulars of the Company and Subsidiaries		30

Section 1: The Company		30

Section 2: The Subsidiaries		33

Part 3: Completion		36

Section 1: What the Sellers shall deliver to the Purchaser at completion		36

Section 2: Matters for the board meetings at completion		38

Part 4: Warranties		39

1.	TITLE ONLY WARRANTIES	39
2.	CORPORATE MATTERS	39
3.	CAPACITY	41
4.	CAPITAL	42
5.	INFORMATION	43
6.	ACCOUNTS	43
7.	SINCE THE ACCOUNTS DATE	44
8.	FINANCIAL COMMITMENTS AND BORROWINGS	46
9.	ASSETS	48
10.	INSURANCE	50
11.	CONTRACTS AND COMMITMENTS	50
12.	CONNECTED PERSONS	53
13.	LICENCES	54
14.	LITIGATION	54
15.	INSOLVENCY	55
16.	COMPETITION	57
17.	INTELLECTUAL PROPERTY	58
18.	INFORMATION TECHNOLOGY	59
19.	DATA PROTECTION	60
20.	ENVIRONMENTAL	61
21.	EMPLOYMENT	63
22.	PROPERTY	67
23.	RETIREMENT BENEFITS	68
24.	ANTI-CORRUPTION	70
25.	ETHICAL BUSINESS PRACTICES	71
26.	U.S. TRADE LAWS	72
27.	UK/EU TRADE LAWS	72
28.	HEALTH AND SAFETY MATTERS	72
SECTION 2: TAX WARRANTIES		74

Part 6: Warrantors Limitation of Liability and Conduct of Claims		85

Part 7 : Tax Covenant		88

Part 8: Deferred Consideration		106

THIS AGREEMENT is made on 5 July 2012

BETWEEN

(1)	The several persons whose names and addresses are set out in Part 1 of the Schedule (Sellers).

(2)	RigNet Scotland Limited incorporated and registered in Scotland with company number SC419241 whose registered office is at Nessco House, Discovery Drive, Arnhall Business Park, Westhill Aberdeenshire AB32 6FG (Purchaser)

(3)	RigNet, Inc. 1880 South Dairy Ashford, Suite 300 Houston, Texas, 77077 (Guarantor)

BACKGROUND

(A)	The Company has an issued share capital of £1,462,865 divided into 422,765 A ordinary shares of £1 each, 440,000 B ordinary shares of £1 each, 600,000 C ordinary shares of £1 each and 100 preference shares of £1 each.

(B)	Further particulars of the Company and of the Subsidiaries at the date of this agreement are set out in Part 2 of the Schedule.

(C)	The Sellers have agreed to sell and the Purchaser has agreed to purchase the Sale Shares subject to the terms and conditions of this agreement

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

A Ordinary Shares: the 422,765 A ordinary shares of £1 each in the capital of the Company.

Accounts: the audited consolidated balance sheet of the Group, as at, and the consolidated profit and loss account of the Group for the financial period ending on, the Accounts Date together with all associated notes, documents, statements and reports relating thereto in the agreed form.

Accounts Date: 31 March 2012.

B Ordinary Shares: the 440,000 B ordinary shares of £1 each in the capital of the Company.

Business: the business of the Group, namely the design, build, provision (by rental or sale), installation, commissioning, repair and maintenance of specialist telecommunications services to the global on and offshore oil and gas industry.

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in Aberdeen and London are open for business.

C Ordinary Shares: the 600,000 C ordinary shares of £1.00 each in the capital of the Company.

Caspian Business: the business and trade carried on, prior to the Completion Date, by the Group in and/or from Azerbaijan.

CB Redemption Amount: the sum of £3,660,075.

Claim: has the meaning set out in clause 7.

Company: Nessco Group Holdings Limited, incorporated in Scotland with registered number SC 340634 and with its registered office at Nessco House, Discovery Drive, Arnhall Business Park, Westhill, Aberdeenshire AB32 6FG further details of which are set out in Section 1 of Part 2 of the Schedule.

Companies Acts: the Companies Act 1985 and the Companies Act 2006.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: the date of this agreement.

Completion Payment: the sum of £25,798,856 (representing the aggregate of the Equity Value and the Shareholder Debt), payable in accordance with clause 5.3.1.

Connected: in relation to a person, has the meaning given in section 1122 of the Corporation Tax Act 2010.

Consideration: the Completion Payment and the Deferred Consideration.

Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

Deferred Consideration: the sum of up to £1,636,000 payable in accordance with clause 3.1.2 and Part 8 of the Schedule.

Director: each person who is a director of any Group Company, the names of whom are set out in Part 2 of the Schedule.

Disclosed: fairly disclosed in or under the Disclosure Letter in a manner which enables the Purchaser to understand the nature and quantum of the matter being disclosed.

Disclosure Letter: the letter from the Warrantors to the Purchaser with the same date as this agreement that is described as the disclosure letter, including the bundle of documents attached to it (Disclosure Bundle).

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any claim, mortgage, charge, pledge, lien, assignation, hypothecation, security, title, retention or any other security agreement or similar arrangement.

Equity Value: the sum of £16,874,640.

Event: has the meaning given in Part 7 of the Schedule.

FSMA: the Financial Services and Markets Act 2000.

Funds Flow Paper: the paper setting out the terms of the distribution of the Completion Payment among the Sellers, in the agreed form.

Group: the Company and the Subsidiaries.

Group Company: the Company or any of the Subsidiaries.

holding company and subsidiary: a “holding company” and “subsidiary” as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee.

ICTA 1988: the Income and Corporation Taxes Act 1988.

Intellectual Property Rights: has the meaning given in paragraph 17.1 of Section 1 of Part 4 of the Schedule.

Locked Box Date: 31 May 2012.

Management Accounts: the unaudited consolidated balance sheet of the Group as at, and the unaudited profit and loss account of the Group for the financial period ending on 31 May 2012 in the agreed form.

Material Arrangement: any contract, arrangement, commitment or obligation entered into by a Group Company which has a value attributable to it which exceeds any of the following thresholds:

(a)	in relation to the Systems Integration division of the Group, £1m;

(b)	in relation to the MetOcean division of the Group, £50,000;

(c)	in relation to the VSat division of the Group, £250,000; and

(d)	in relation to the Managed Services contract division of the Group, £50,000.

Nominated Account:

Account Name:	Paull & Williamsons LLP Client Account

Bank:	Bank of Scotland, 54 John Street, Aberdeen, AB25 1LL

Sort Code:	80-73-30

Account No:	00706348

BIC:	BOFS GB 21 131

SWIFT:	BOFS GB 2S

IBAN:	GB 38 BOFS 80733000706348.

Permitted Payment: (a) ordinary course emoluments (but not bonuses) payable to the Sellers which are due in respect of the period between the Locked Box Date and the Completion Date under their respective service agreements to the extent Disclosed; and (b) amounts set out in the Permitted Payment Schedule.

Permitted Payment Schedule: the schedule, in agreed form, setting out agreed payments to Maven Capital Partners UK LLP and others and which constitute Permitted Payment.

Preference Shares: the 100 preference shares of £1 in the capital of the Company.

Properties: has the meaning given in paragraph 22.1 of Section 1 of Part 4 of the Schedule.

Purchaser’s Group: the Purchaser and its holding companies and any subsidiaries of such holding companies.

Purchaser’s Solicitors: Dundas & Wilson C.S. LLP, 11 Queen’s Gardens, Aberdeen, AB15 4YD.

Sale Shares: the A Ordinary Shares, the B Ordinary Shares, the C Ordinary Shares and the Preference Shares in the Company, all of which have been issued and, as at Completion, are fully paid.

Schedule: the schedule to, and forming an integral part of, this agreement.

Seller Parties: means any person Connected with a Seller or a nominee of a Seller

Sellers’ Solicitors: Paull & Williamsons LLP, Union Plaza (6th Floor), 1 Union Wynd, Aberdeen, AB10 1DQ.

Shareholder Debt: the sum of £8,924,216

Subsidiaries: the subsidiaries and subsidiary undertakings of the Company, details of which are set out in Section 2 of Part 2 of the Schedule.

Subsidiary: in relation to a company wherever incorporated (a holding company) means a “subsidiary” as defined in section 1159 of the Companies Act 2006 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company.

Tax Covenant: the tax covenant set out in Part 7 of the Schedule.

Tax or Taxation: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction, and any penalty, fine, surcharge, interest, charges or costs relating thereto, and Taxation shall have the same meaning.

Tax Warranties: the Warranties in Section 2 of Part 4 of the Schedule.

Taxation Authority: HM Revenue & Customs, the Inland Revenue, HM Customs & Excise, the Department of Social Security and any other governmental or other authority whatsoever competent to impose any Tax, whether in the United Kingdom or elsewhere.

Taxation Statute: any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

Title Only Warranties: the Warranties set out at paragraph 1 of Section 1 of Part 4 of the Schedule.

Title Only Warrantors: the following Sellers:

(a)	the holders of the B Ordinary Shares, the C Ordinary Shares and the Preference Shares; and

(b)	Robert Gordon Forbes, Carole McKenzie Forbes, Anna Mary Forbes, Ashleigh Louise Forbes, Katie Alexandra Chree Forbes and Carol Anne Fraser.

TMA 1970: the Taxes Management Act 1970.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

UK/EU Trade Laws: means (i) the Export Control Act 2002 and any secondary legislation made under the powers thereof including, but not limited to, the Export Control Order 2008; (ii) Council Regulation (EC) No. 428/2009 setting up a Community regime for the control of exports, transfer, brokering and transit of dual-use items; and (iii) any UK or EU embargoes and economic sanctions of certain countries, persons and entities or bodies administered and implemented by the Department for Business, Innovation and Skills (Export Control Organisation) and HM Treasury (Asset Freezing Unit).

US Trade Laws: the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the various regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

VATA 1994: the Value Added Tax Act 1994.

Warranties: the warranties in Section 1 of Part 4 of the Schedule.

Warrantors: Austin Rioch Davidson, Thomas Davie Smith, William James Fraser and John (Ian) McPherson.

1.2	Clause and part headings do not affect the interpretation of this agreement.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors or permitted assigns.

1.4	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.5	Unless the context otherwise requires, a reference to one gender includes a reference to the other gender.

1.6	Subject to clause 15, a reference to any party shall include that party’s personal representatives, successors and permitted assigns.

1.7	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.8	A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force at the date of this agreement, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it. Provided that, as between the parties, no such amendment or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.9	Writing or written does not include faxes or e-mail.

1.10	Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.11	References to clauses and parts of the Schedule are to the clauses and parts of the Schedule of this agreement; references to paragraphs are to paragraphs of the relevant part of the Schedule.

1.12	Reference to this agreement includes this agreement as amended or varied in accordance with its terms.

1.13	Any words following the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.14	Unless the context otherwise requires, where obligations or undertakings in this agreement are expressed as obligations or undertakings of the Sellers, each Seller shall be required to comply with any such obligation or undertaking to the extent only as it relates to that Seller and to matters within the direct control of that Seller.

2.	SALE AND PURCHASE

2.1	On and subject to the terms of this agreement, the Sellers shall sell and the Purchaser shall purchase, with effect from Completion, the Sale Shares free from all Encumbrances and together with all rights that attach (or may in the future attach) to them.

2.2	Notwithstanding clause 2.1, the Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

2.3	Each Seller irrevocably waives and undertakes to procure the waiver of all rights of pre-emption, class and consents and all other restrictions whatsoever on transfer over or in respect of the Sale Shares or any of them to which he or any other person may be entitled under the articles of association of the Company, any contractual agreement or arrangement between and among the shareholders or otherwise.

3.	CONSIDERATION

3.1	The Consideration for the purchase of the Sale Shares shall be satisfied by the Purchaser as follows:

3.1.1	the Completion Payment shall be paid in cash at Completion in the manner set out in clause 5.3.1; and

3.1.2	the Deferred Consideration shall be paid in accordance with the provisions of Part 8 of the Schedule.

3.2	The amount of the Consideration received by any Seller shall be deemed to be reduced by the amount of any payment made, or otherwise satisfied, to the Purchaser by that Seller:

3.2.1	for a breach of any Warranty;

3.2.2	under clause 4 (Locked Box);

3.2.3	under clause 9 (Indemnities); or

3.2.4	under the Tax Covenant.

3.3	The Sellers shall be entitled to the Completion Payment in the amounts set out in the Funds Flow Paper and shall be entitled to the Deferred Consideration in the proportions set out in column 3 of the table in Part 1 of the Schedule.

4.	LOCKED BOX

4.1	Each of the Sellers severally undertakes to the Purchaser as at Completion that since the Locked Box Date (all dates inclusive) other than any Permitted Payment:

4.1.1	no management charge or fee has been levied by that Seller or any of its Seller Parties against any Group Company and there have been no payments of any management, service or other fees or compensation from any Group Company to that Seller or any of its Seller Parties;

4.1.2	no bonus has been declared or awarded (unpaid or paid) by any Group Company to that Seller or any of its Seller Parties or any of their respective employees;

4.1.3	no share or loan capital of any Group Company held by that Seller or any of its Seller Parties has been redeemed, purchased or repaid;

4.1.4	no assets of the Group have been transferred or surrendered to, or any liabilities of that Seller or any of its Seller Parties assumed, indemnified or incurred by, a Group Company for the benefit of that Seller or any of its Seller Parties;

4.1.5	no liabilities or obligations of that Seller or any of its Seller Parties in favour of a Group Company have been waived (wholly or partially);

4.1.6	no dividend or distribution of profits or assets (including any distribution as defined in Part 23 of the Corporation Tax Act 2010) has been paid or declared or made by any Group Company to or in favour of that Seller or any of its Seller Parties;

4.1.7	no transactions have taken place between that Seller or any of its Seller Parties and any Group Company at an undervalue;

4.1.8	no further obligations or liabilities towards that Seller or any of its Seller Parties have been agreed to or assumed by any Group Company outside the ordinary course of trading of the Business; and

4.1.9	none of that Seller or any of its Seller Parties has made or entered into any agreement or arrangement relating to any of the matters referred to in this clause 4.1 (other than Permitted Payments).

4.2	Each Seller severally covenants to pay to the Purchaser, in respect of such of those benefits (if any) referred to at clauses 4.1.1 to 4.1.9 above which are received by that Seller (or his/its Seller Party) only, an amount equal to:

4.2.1	the amount of any payment made;

4.2.2	the value of any asset transferred or surrendered or any liability assumed, indemnified or incurred;

4.2.3	the value of any liability or obligation waived;

4.2.4	the undervalue element of any transaction at an undervalue; or

4.2.5	the amount of any liability incurred.

4.3	All sums payable under this clause 4 and/or clauses 6, 8 and 9 shall be paid in cash without set-off and free and clear of all deductions or withholdings (including Tax) unless the deduction or withholding is required by law. If any deduction or withholding is required by law to be made from any such payment by a Seller, that Seller shall pay to the Purchaser such additional amount or amounts as will in aggregate be sufficient to ensure that after all required deductions and withholdings have been made from the amounts paid there shall be left in the hands of the Purchaser the amount which the Purchaser would have been entitled to receive from that Seller in the absence of any requirement to make a deduction or withholding.

4.4	For the avoidance of doubt, the limitations on the Sellers’ liability set out in clause 6, clause 7 and Part 6 of the Schedule shall not apply to any claim under this clause 4.

5.	COMPLETION

5.1	Completion shall take place on the Completion Date:

5.1.1	at the offices of the Sellers’ Solicitors at 12 noon; or

5.1.2	at any other place agreed in writing by the Sellers and the Purchaser.

5.2	At Completion, the Sellers shall:

5.2.1	deliver the documents and evidence set out in Section 1 of Part 3 of the Schedule;

5.2.2	procure that a board meeting of the Company is held at which the matters identified in Section 2 of Part 3 of the Schedule are carried out; and

5.2.3	deliver any other documents referred to in this agreement as being required to be delivered by the Sellers.

5.3	At Completion, the Purchaser shall:

5.3.1	pay the CB Redemption Amount to the following account of the Company with Clydesdale Bank plc: Account no: 50057822, Sort code: 82 60 11;

5.3.2	pay the Completion Payment by an electronic transfer of funds to the Nominated Account of the Sellers’ Solicitors; and

5.3.3	deliver a certified copy of the resolution adopted by the board of directors of the Purchaser authorising the Transaction and the execution and delivery by the officers specified in the resolution of this agreement, and any other documents referred to in this agreement as being required to be delivered by it.

5.4	The receipt of funds by the Sellers’ Solicitors in accordance with Clause 5.3.1 shall constitute an effective discharge for the Purchaser who shall not be concerned to see to the application or be answerable for the loss or misapplication of the funds.

5.5	The Sellers affirm that the requirements of the existing articles of association to pay proceeds arising on a sale of the Sale Shares into a joint account shall be deemed satisfied by the provisions of clause 5.3.1.

6.	WARRANTIES

6.1	Each of the Title Only Warrantors and the Warrantors warrants in respect of himself and his own holding of shares (and not jointly and severally) that the Title Only Warranties are true and accurate. Except as set out in this clause 6.1, no other Warranties are given by the Title Only Warrantors.

6.2	Subject to this clause 6 the Warrantors jointly and severally warrant to the Purchaser that each Warranty is true and accurate in all respects and not misleading on the date of this agreement except in respect of each Warranty (other than the Title Only Warranties and the Warranty set out at paragraph 4.1 of Section 1 of Part 4 of the Schedule), as Disclosed.

6.3	Other than as stated herein the rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by:

6.3.1	any investigation or inquiry made by or on behalf of the Purchaser into the affairs of any Group Company; or

6.3.2	Completion.

6.4	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

6.5	Warranties given so far as the Warrantors are aware refer to the actual knowledge of the Warrantors having made due and careful enquiries of each other and of Robert Gordon Forbes.

6.6	Except as regards the basis upon which the Title Only Warranties are granted as set out at clause 6.1, nothing in this agreement (including the limitations contained in clause 7 of or Part 6 of the Schedule to this agreement) shall operate so as to limit the liability of the Sellers under the Title Only Warranties or the Warranty set out at paragraph 4.1 of Section 1 of Part 4 of the Schedule.

6.7	Any information supplied by or on behalf of any Group Company, or its officers, employees, agents, representatives or advisers to one or more of the Sellers or to their respective agents, representatives or advisers in connection with the Warranties, the information disclosed in the Disclosure Letter and/or the business and affairs of a Group Company shall not constitute a representation, warranty or undertaking as to its accuracy and shall not constitute a defence to any of the Sellers to any claim made by the Purchaser. Each Seller undertakes to waive any and all claims against any Group Company or their officers or employees in respect of any information provided to him (and undertakes that no other person claiming under or through him will make any such claim).

7.	LIMITATIONS ON CLAIMS

7.1	The definitions and rules of interpretation in this clause apply in this agreement.

7.2	Claim: a claim under this agreement for a breach of the Warranties other than in relation to the Title Only Warranties and the Warranty set out at paragraph 4.1 of Section 1 of Part 4 of the Schedule.

Tax Covenant Claim: a claim under this agreement for breach of the Tax Covenant.

A Claim or a Tax Covenant Claim is connected with another Claim or Tax Covenant Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

7.3	This clause 7 limits the liability of the Warrantors in relation to any Claim.

7.4	The total aggregate liability of the Warrantors in respect of all Claims and Tax Covenant Claims shall not exceed £75% of the Consideration payable to the Warrantors and Mrs Fraser.

7.5	The Warrantors shall not be liable for a Claim unless:

7.5.1	the amount of a Claim, or of a series of connected Claims of which that Claim is one, exceeds £10,000; and

7.5.2	the amount of all Claims that are not excluded under clause 7.5.1 when taken together, exceeds £1,000,000, in which case the whole amount and not just the amount by which the limit in this clause 7.5.2 is exceeded, is recoverable by the Purchaser.

7.6	The Warrantors are not liable for a Claim or Tax Covenant Claim to the extent that the Claim or Tax Covenant Claim is in respect of any matter provided for in the Management Accounts.

7.7	The Warrantors are not liable for a Claim or Tax Covenant Claim unless the Purchaser has given the Warrantors notice in writing of the Claim or Tax Covenant Claim specifying in reasonable detail the nature of the Claim or Tax Covenant Claim and the amount claimed:

7.7.1	in the case of a claim made under the Tax Warranties or the Tax Covenant, within the period of seven years beginning with the Completion Date; and

7.7.2	in any other case, within the period of two years beginning with the Completion Date,

and the liability of the Warrantors for any Claim or Tax Covenant Claim specified in such notice shall absolutely determine and cease (unless the amount payable in respect of the relevant Claim or Tax Covenant Claim has been agreed by the Warrantors within six months of the date of such written notice) if legal proceedings have not been instituted in respect of such Claim or Tax Covenant Claim by the due service of process on the Warrantors within six months of such written notice.

7.8	Nothing in this clause 7 or in Part 6 of the Schedule applies to a Claim that arises as a result of dishonesty, fraud or wilful concealment by the Warrantors.

7.9	Part 6 of the Schedule shall apply in respect of Claims under this agreement.

8.	TAX COVENANT

The provisions of Part 7 of the Schedule apply in this agreement.

9.	INDEMNITIES

9.1	The Warrantors hereby on a joint and several basis and without limitation indemnify the Purchaser and each Group Company and undertake to keep the Purchaser and each Group Company indemnified on demand against all losses, liabilities, costs, damages, taxes and expenses (altogether Losses) that any of the Purchaser or a Group Company may incur or suffer as a result of or related to any liability or obligation arising from:

9.1.1	the Caspian Business;

9.1.2	any member of the Group being required to pay any amount to Paul King or to the Brazilian tax authorities in respect of Paul King’s employment by the Group during the period prior to Completion to the extent that the Group’s obligation to pay such amounts arises by operation of Brazilian labour law and/or Brazilian tax or social security law or regulation (and whether or not such amounts require to be paid on, or as a consequence of, the termination of such employment), provided always that the indemnity in this clause 9.1.2 shall not extend to (i) any sum expressly payable to Paul King under his contract of employment with NesscoInvsat Limited dated 18 May 2009 as Disclosed or (ii) any sum payable to Paul King or the Brazilian tax authorities that would not be so payable but for the Purchaser electing to transfer Paul King’s employment to another company or other entity forming part of the Purchaser’s Group subsequent to Completion;

9.1.3	the share purchase agreement between the Company and Spiritel IP Communications Limited dated 18 March 2010 and any liability of the Company thereunder;

9.1.4	the agency agreement between NesscoInvsat Limited (formerly INVSAT Limited) and REM Industria e Comercio Limitada dated 13 and 23 February 2004 and any liability of any Group Company under its terms or in connection with its termination to the extent that such losses exceed the provision for the costs of terminating such agreement as contained in the Management Accounts;

9.1.5	(i) no Group Company having obtained a UK export control licence in respect of, or any U.S. person being involved in or in any way facilitating, the export of goods and services under two purchase orders (PO numbers 3-974514/0001 and 3-974514/0004) from Bluewater Energy Services B.V. in favour of NesscoInvsat Limited (the Purchase Orders) , and/or (ii) any Group Company being unable to comply with any ongoing contractual or tortuous obligations for which it is liable under either of the Purchase Orders by consequence of becoming a subsidiary of the Purchaser, to the extent that the aggregate Losses to which the indemnities in this clause 9.1.5 relate exceed £5,000;

9.1.6	the claim notified to the Group by Thompsons solicitors, acting on behalf of Mrs Leigh Stibbles, in a letter dated 21 June 2012, such claim relating to an injury that the said Mrs Stibbles is alleged to have suffered on 13 June 2012 at the Group’s property at Westhill, Aberdeen, to the extent that such Losses (i) are not compensated by way of recovery by any member of the Group under a policy of insurance, and (ii) such Losses exceed £2,500 in aggregate.

9.2	The Warrantors shall not be liable under any of the sub-clauses in clause 9.1 unless the Purchaser has given the Warrantors notice in writing of the claim, within the period of seven years beginning with the Completion Date, specifying in reasonable detail the nature of the claim and the amount claimed and such claim has either agreed by the Warrantors within six months of the date of such written notice or legal proceedings have been instituted in respect of such claim by the due service of process on the Warrantors within six months of such written notice.

10.	RESTRICTIONS ON THE WARRANTORS

Each of the Warrantors and Robert Forbes, one of the Sellers, covenants with the Purchaser, as separate and independent covenanters, that he shall not:

10.1.1

at any time during the period of 36 months beginning with the Completion Date in any geographical location in which any Group Company carried on its business or intends at Completion Date to carry on its business, carry on or be employed, engaged or interested, or in any way assist in any business which would be in competition with the Business as carried on at the Completion Date provided always that this restriction shall not apply so to prevent any of the Warrantors or Robert Forbes being interested in a business which is in competition with the Business as carried on at the Completion Date to the extent that the part of that business in which the relevant Warrantor or Robert Forbes, as appropriate, has an interest does not compete with the Business as carried on at the Completion Date and the Warrantor or Robert Forbes, as appropriate, has no interest or connection whatsoever with the part of that business that is competitive with the Business as carried on at the Completion Date. Prior to carrying on or being employed, engaged or interested, or in any way assisting in any business which would be in competition with the Business as carried on at the Completion Date the relevant Warrantor or Robert Forbes, as appropriate, will notify Purchaser in writing of his intended engagement and provide sufficient details to demonstrate compliance with this covenant.

10.1.2	at any time during the period of 36 months beginning with the Completion Date offer employment to, enter into a contract for the services of, or attempt to entice away from any Group Company, any individual who is at the time of the offer or attempt a director, officer or employee who either, holds an executive or managerial position with the Company or any of the Subsidiaries or is paid in excess of £25,000 full time, or full time equivalent per annum in basic salary.

10.1.3	at any time after Completion, use or permit the use of any business or trade name or names identical or similar to, or including the word(s), “Nessco” or any distinctive mark, style, logo or word used by any Group Company in connection with any activity whatsoever; or

10.1.4	at any time after Completion, do or say anything which is likely or intended to damage the goodwill or reputation of any Group Company or which may lead any person to cease to do business with any Group Company on substantially equivalent terms to those previously offered or lead any person not to engage in business with any Group Company; or

10.2	The covenants in clause 10 are intended for the benefit of the Purchaser and each Group Company and apply to actions carried out by the Warrantors in any capacity and whether directly or indirectly or on behalf of any other person or jointly with any other person.

10.3	Nothing in clause 10 prevents the Warrantors from holding:

10.3.1	any units of any authorised unit trust; or

10.3.2	not more than 5% of any class of shares or securities of any company traded on any generally recognised stock exchange.

10.4	Each of the covenants in clause 10 is a separate undertaking and shall be enforceable by the Purchaser separately and independently of its right to enforce any one or more of the other covenants contained in clause 10. Each of the covenants in clause 10 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

10.5	The consideration for the undertakings contained in clause 10 is included in the Consideration.

11.	CONFIDENTIALITY

11.1	Subject to clause 11.2, the Sellers undertake to the Purchaser to keep confidential the terms of this agreement and all information which it has acquired about the Purchaser’s Group (as such Group is constituted immediately before Completion) and to use the information only for the purposes contemplated by this agreement.

11.2	The Purchaser acknowledges that the B Ordinary Shares, C Ordinary Shares and Preference Shares are held by trusts and other investment vehicles (Investment Vehicles) managed by either Maven Capital Partners UK LLP (Maven) or Scottish Enterprise (SE). Consequently, those Sellers that are Investment Vehicles shall be entitled to disclose the terms of this agreement to Maven or, as the case may be, any party within the SE Group for the purposes set out at clause 11.5 below and for the purposes of allowing Maven and/ or SE to provide information to any provider of funds to Maven and/ or SE (including, but not limited to, the Scottish Government) subject always to the obligations of confidentiality set out in this Clause 11.

For the purposes of this clause 11.2, SE Group means SE, any subsidiary for the time being of SE and any company, corporation or other body of persons which shall have acquired the whole or substantially the whole of the undertaking of SE or any subsidiary of such company, corporation or body and any other body to which the statutory functions of SE have been delegated or an SE Successor; and SE Successor means any party succeeding in whole or in part to the interests of SE.

11.3	The Purchaser undertakes to the Sellers to keep confidential the terms of this agreement and all information that it has acquired about the Sellers and to use the information only for the purposes contemplated by this agreement.

11.4	The Purchaser does not have to keep confidential or restrict its use of information about the Group after Completion.

11.5	A party does not have to keep confidential or to restrict its use of:

11.5.1	information that is or becomes public knowledge other than as a direct or indirect result of a breach of this agreement; or

11.5.2	information that it receives from a source not connected with the party to whom the duty of confidence is owed that it acquires free from any obligation of confidence to any other person.

11.6	Any party may disclose any information that it is otherwise required to keep confidential under this clause 11:

11.6.1	to such professional advisers, consultants and employees or officers of its group as are reasonably necessary to advise on this agreement, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

11.6.2	with the written consent of the other party; or

11.6.3	to confirm that the sale has taken place and the date of the sale (but without otherwise revealing any other items of sale or making any other announcement).

11.6.4	to the extent that the disclosure is required:

(a)	by law; or

(b)	by a regulatory body, Taxation Authority or securities exchange; or

(c)	to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

(d)	to protect the disclosing party’s interest in any legal proceedings, but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it or

(e)	to satisfy the requirements of any audit (internal or external) to which it may be subject, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party.

11.7	Each party shall supply any other party with any information about itself, its group or this agreement as such other party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which such other party is subject.

12.	ANNOUNCEMENTS

The parties authorise the issue of a press release or announcement in the agreed form but, subject to clause 11.2, shall not make any other public announcement or issue any other press release or respond to any enquiry from the press or other media concerning or relating to this agreement or its subject matter or any ancillary matter except with the prior written approval of the other parties (such approval not to be unreasonably withheld, delayed or made subject to any unreasonable conditions) or if, and to the extent, required by law or governmental, regulatory or other authority.

13.	PURCHASER WARRANTIES

13.1	The Purchaser warrants to the Sellers that:

13.1.1	the Purchaser has the requisite power and authority to enter into and perform this agreement and the other documents referred to in it;

13.1.2	this agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Purchaser in the terms of the agreement and such other documents; and

13.1.3	compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a material default under any of the following:

(a)	any agreement or instrument to which the Purchaser is bound; and

(b)	any order, judgment, decree or other restriction applicable to the Purchaser.

14.	FURTHER ASSURANCE

The Sellers shall at their own respective cost insofar as they are able to do so after Completion execute and deliver all such documents, and do all such things, as the Purchaser may from time to time reasonably require for the purpose of giving full effect to the provisions of this agreement.

15.	ASSIGNATION

15.1	Except as provided otherwise in this agreement, no party (other than the Purchaser in security of borrowings) may assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document referred to in it.

15.2	Each party that has rights under this agreement is acting on its own behalf and not for the benefit of another person.

16.	WHOLE AGREEMENT

16.1	This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

16.2	Each party acknowledges that in entering into this agreement and any documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty (whether of fact or of law and whether made innocently or negligently) of any person other than as expressly set out in this agreement or in those documents.

16.3	Nothing in this clause 16 operates to limit or exclude any liability for dishonesty, wilful concealment or fraud.

17.	VARIATION AND WAIVER

17.1	Any variation of this agreement shall be in writing and signed by or on behalf of each party.

17.2	Any waiver of any right under this agreement is only effective if it is in writing and signed by the waiving or consenting party and it applies only in the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived in another instance.

17.3	No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

17.4	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

17.5	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

18.	COSTS

18.1	Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs. All brokerage and corporate finance costs incurred in promoting and negotiating the sale of the Company shall be borne by the Sellers and not by any Group Company.

18.2	This clause shall not prejudice the right of any party to seek to recover its costs in any litigation or dispute resolution procedure which may arise out of this agreement.

19.	NOTICE

19.1	A notice given under this agreement:

19.1.1	shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

19.1.2	shall be sent for the attention of the person, and to the address specified in this clause 19 (or such other address or person as each party may notify to the others in accordance with the provisions of this clause 19); and

19.1.3	shall be:

(a)	delivered personally; or

(b)	sent by pre-paid first-class post or recorded delivery; or

(c)	(if the notice is to be served by post outside the country from which it is sent) sent by registered airmail.

19.2	The addresses for service of notice are:

19.2.1	Sellers:

(a)	The address for each Seller set out at Column 1 of Part 2 of the Schedule,

with a copy to:

Scottish Enterprise, marked for the attention of Portfolio Management, Atrium Court, 50 Waterloo Street, Glasgow, G2 6HQ; and

Maven Capital Partners UK LLP, marked for the attention of Jock Gardiner, 8 Albyn Terrace, Aberdeen, AB10 1YP.

19.2.2	Purchaser:

(b)	RigNet, Inc., 1880 S. Dairy Ashford, Suite 300, Houston, TX 77077, USA:

(c)	For the attention of: William D Sutton, Vice President, Secretary & General Counsel

19.3	A notice is deemed to have been received:

19.3.1	if delivered personally, at the time of delivery; or

19.3.2	in the case of pre-paid first class post or recorded delivery, two Business Days from the date of posting; or

19.3.3	in the case of registered airmail, five Business Days from the date of posting; or

19.3.4	if deemed receipt under the previous paragraphs of this clause 19.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is a Business Day), when business next starts in the place of receipt.

19.4	To prove service by post, it is sufficient to prove that the envelope containing the notice was properly addressed and posted.

20.	SEVERANCE

20.1	If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

20.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

21.	AGREEMENT SURVIVES COMPLETION

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

22.	THIRD PARTY RIGHTS

The parties to this agreement do not intend that any term of this agreement should be enforceable by any person who is not a party to this agreement other than pursuant to clause 15.

23.	SUCCESSORS

The rights and obligations of the Sellers and the Purchaser under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

24.	LANGUAGE

If this agreement is translated into any language other than English, the English language text shall prevail.

25.	COUNTERPARTS

25.1	This agreement may be entered into in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed and delivered at least one counterpart. Each counterpart, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute one and the same instrument.

26.	POWER OF ATTORNEY

26.1	Each Seller by his execution of this Agreement appoints the Purchaser to be his attorney from and after Completion, granting to the Purchaser full power on his behalf to exercise all voting and other related rights attaching to the Sale Shares registered in his name including in particular, but without prejudice to the foregoing generality, power:-

26.1.1	to execute a form of proxy in favour of such person or persons as the Purchaser may think fit to attend and vote as such Seller’s proxy at any general meeting of the members of the Company in respect of the Sale Shares registered in his name in such manner as the Purchaser may decide;

26.1.2	to consent to the convening and holding of any such meeting and the passing of the resolutions to be submitted at any such meeting on short notice;

26.1.3	to settle the terms of such resolutions;

26.1.4	to sign and/or agree to any written resolution of the Company;

26.1.5	to lawfully exercise all other rights and privileges held by or accruing to such Seller as holder of the Sale Shares registered in his name, inter alia, to receive dividends and other distributions in respect of the Sale Shares and to give a good receipt for them; and

26.1.6	generally to procure that the Purchaser and/or its nominees are duly registered as the holder of the Sale Shares registered in his name.

26.2	Each Seller hereby ratifies and confirms and hereby undertakes to ratify and confirm all and whatsoever the Purchaser shall lawfully do or cause to be done in pursuance of the power of attorney granted by him pursuant to Clause 26.1.

26.3	Each Seller hereby declares that the power of attorney granted by him pursuant to Clause 26.1 shall be irrevocable until the date of entry of the Purchaser on the Company’s register of members as the holder of the Sale Shares, at which time it shall automatically cease to have effect.

27.	GUARANTEE

27.1	The Guarantor irrevocably and unconditionally guarantees the due and punctual performance by the Purchaser of the obligation of the Purchaser to pay Deferred Consideration to the Sellers under clause 3.1.2 and Part 8 of this agreement.

28.	GOVERNING LAW AND JURISDICTION

28.1	This agreement shall be governed by and construed in accordance with English Law. The parties irrevocably agree that the courts of England & Wales shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement in respect of any claim (including any non-contractual claim).

29.	EXECUTION

29.1	This agreement is executed as a deed by the parties and is delivered and takes effect on the date at the beginning of this agreement.

Schedule

Part 1: Particulars of the Sellers

1	2	3
Name and address	Number and Class of Shares	Proportionate entitlement
Austin Davidson 1 Cairnie View Westhill Aberdeen AB32 6NB	106,726 A ordinary shares of £1 each	12.4%
Robert Forbes 7 Woodville Place Hertford Hertfordshire SG14 3NX	39,500 A ordinary shares of £1 each	4.6%
Carole McKenzie Forbes 7 Woodville Place Hertford Hertfordshire SG14 3NX	500 A ordinary shares of £1 each	0.1%
Anna Mary Forbes 7 Woodville Place Hertford Hertfordshire SG14 3NX	500 A ordinary shares of £1 each	0.1%
Ashleigh Louise Forbes 7 Woodville Place Hertford Hertfordshire SG14 3NX	500 A ordinary shares of £1 each	0.1%
Katie Alexandra Chree Forbes 7 Woodville Place Hertford Hertfordshire SG14 3NX	500 A ordinary shares of £1 each	0.1%
Thomas Smith Denwood Lodge 11 East Mains Inchmarlo Banchory AB31 4BG	204,134 A ordinary shares of £1 each	23.7%
William Fraser 18 Hillside Crescent Westhill Aberdeenshire AB32 6PA	16,540 A ordinary shares of £1 each	1.9%

Carol Anne Fraser 18 Hillside Crescent Westhill Aberdeenshire AB32 6PA	2,100 A ordinary shares of £1 each	0.2%
John (Ian) McPherson 5 Margaret Allan Grove Sauchen Aberdeenshire AB51 7JW	51,765 A ordinary shares of £1 each	6.0%
Maven Income and Growth VCT 3 plc ‘C’ Share a/c 1 Bow Churchyard Cheapside London EC4M 9HH	36,575 B ordinary shares of £1 each 9 preference shares of £1 each	4.2%
Maven Income and Growth VCT 4 plc Kintyre House 205 West George Street Glasgow G2 2LW	33,962 B ordinary shares of £1 each 18,750 C ordinary shares of £1 each 8 preference shares of £1 each	1.5%
Maven Income and Growth VCT 3 plc 9 - 13 St Andrews Street London EC4A 3AF	23,513 B ordinary shares of £1 each 86,250 C ordinary shares of £1 each 6 preference shares of £1 each	2.7%
Maven Income and Growth VCT 2 plc 9-13 St Andrews Street London EC4A 3AF	18,287 B ordinary shares of £1 each 26,250 C ordinary shares of £1 each 4 preference shares of £1 each	2.1%
Maven Income and Growth VCT plc 1 Bow Churchyard Cheapside London EC4M 9HH	49,638 B ordinary shares of £1 each 71,250 C ordinary shares of £1 each 12 preference shares of £1 each	5.8%
Maven Income and Growth VCT 4 plc ‘S’ Share a/c 1 Bow Churchyard Cheapside London EC4M 9HH	30,000 C ordinary shares of £1 each	2.4%

Ben Brodie 9 New Road Ayr KA8 8DA	27,500 B ordinary shares of £1 each 37,500 C ordinary shares of £1 each 6 preference shares of £1 each	3.2%
Giltspur Nominees Limited PO Box 1045 Time Central Gallowgate Newcastle upon Tyne NE99 1NU	10,450 B ordinary shares of £1 each	1.2%
Laminvest NV Nisardstraat 3 Brussels 1170 Belgium	66,000 B ordinary shares of £1 each 90,000 C ordinary shares of £1 each 15 preference shares of £1 each	7.6%
Ortus VCT plc 9-13 St Andrews Street London EC4A 3AF	31,350 B ordinary shares of £1 each 45,000 C ordinary shares of £1 each 8 preference shares of £1 each	3.6%
Scottish Venture Fund Scottish Enterprise 5 Atlantic Quay 150 Broomielaw Glasgow G2 8LU	137,500 B ordinary shares of £1 each 187,500 C ordinary shares of £1 each 31 preference shares of £1 each	15.9%
Talisman First Venture Capital Trust plc 9-13 St Andrews Street London EC4A 3AF	5,225 B ordinary shares of £1 each 7,500 C ordinary shares of £1 each 1 preference share of £1 each	0.6%

Part 2: Particulars of the Company and Subsidiaries

Section 1: The Company

Name:	Nessco Group Holdings Limited

Registration number:	SC340634

Date of Incorporation:	1 April 2008

Registered office:	Nessco House, Discovery Drive, Arnhall Business Park, Westhill, Aberdeenshire

Share Capital:	Issued and fully paid - 1,462,865 shares of £1 each comprising: 422,765 A ordinary shares 440,000 B ordinary shares 600,000 C ordinary shares 100 preference shares

Registered shareholders (and number of Sale Shares held):

A Ordinary Shares

Austin Davidson - 106,726

Robert Forbes - 39,500

Thomas Smith - 204,134

William Fraser - 16,540

John (Ian) MacPherson - 51,765

Carole McKenzie Forbes - 500

Anna Mary Forbes - 500

Ashleigh Louise Forbes - 500

Katie Alexandra Chree Forbes - 500

Carol Anne Fraser - 2,100

B Ordinary Shares

Maven Income and Growth VCT 3 Plc ‘C’ Share a/c - 36,575

Maven Income and Growth VCT 4 plc - 33,962

Maven Income and Growth VCT 3 plc - 23,513

Maven Income and Growth VCT 2 plc - 18,287

Maven Income and Growth VCT plc - 49,638

Ben Brodie - 27,500

Giltspur Nominees Limited - 10,450

Laminvest NV - 66,000

Ortus VCT plc - 31,350

Scottish Venture Fund - 137,500

Talisman First Venture Capital Trust plc - 5,225

C Ordinary Shares

Maven Income and Growth VCT 4 plc ‘S’ Share a/c - 30,000

Maven Income and Growth VCT 4 plc - 18,750

Maven Income and Growth VCT 3 plc - 86,250

Maven Income and Growth VCT 2 plc - 26,250

Ben Brodie - 37,500

Laminvest NV - 90,000

Maven Income and Growth VCT plc - 71,250

Ortus VCT plc - 45,000

Scottish Venture Fund - 187,500

Talisman First Venture Capital Trust plc - 7,500

Preference Shares

Maven Income and Growth VCT 3 plc ‘C’ Share a/c - 9

Maven Income and Growth VCT 4 plc - 8

Maven Income and Growth VCT 3 plc - 6

Maven Income and Growth VCT 2 plc - 4

Maven Income and Growth VCT plc - 12

Ben Brodie - 6

Laminvest NV - 15

Ortus VCT plc - 8

Scottish Venture Fund - 31

Talisman First Venture Capital Trust - 1

Directors:	Robert Forbes Jock Gardiner John McPherson Thomas Smith

Secretary:	Paull & Williamsons LLP

Auditor:	Johnston Carmichael

Accounting Date:	31 March

Registered charges:

Floating charge in favour of Clydesdale Bank plc dated 02/06/2008 and registered 07/06/2008. All sums due.

Floating charge in favour of Scottish Enterprise dated 02/06/2008 and registered 11/06/2008. All sums due.

Floating charge in favour of Aberdeen Asset Managers Limited dated 02/06/2008 and registered 11/06/2008. All sums due.

Floating charge in favour of Maven Capital Partners UK LLP dated 04/10/2011 and registered 18/10/2011. All sums due

Floating charge in favour of Scottish Enterprise dated 04/10/2011 and registered 18/10/2011. All sums due.

Section 2: The Subsidiaries

Name:	Countryflow Limited

Registration number:	SC207748

Date of Incorporation:	2 June 2000

Registered office:	Nessco House, Discovery Drive, Arnhall Business Park, Westhill, Aberdeenshire, AB32 6FG

Share Capital:	Authorised - £10,000 Issued and fully paid up - 1 ordinary share of £1

Registered shareholders (and number of shares held):	Nessco Group Holdings Limited 1 ordinary share (100%)

Directors:	Austin Davidson Robert Forbes Jock Gardiner Thomas Smith

Secretary:	Paull & Williamsons LLP

Auditor:	Johnston Carmichael

Accounting Date:	30 June

Registered charges:	None

Name:	NesscoInvsat Limited

Registration number:	03673679

Date of Incorporation:	19 November 1998

Registered office:	10 Orange Street, London, WC2H 7DQ

Share Capital:	Authorised - £4000 Issued and fully paid up - 3,128 ordinary shares of £1 each

Registered shareholders (and number of shares held):	Nessco Group Holdings Limited 3,128 ordinary shares (100%)

Directors:	Robert Forbes Jock Gardiner John McPherson Thomas Smith

Secretary:	Paull & Williamsons LLP

Auditor:	Johnston Carmichael

Accounting Date:	31 March

Registered charges:

Debenture in favour of Clydesdale Bank plc dated 02/06/2008 and registered 07/06/2008. All sums due.

Debenture in favour of Aberdeen Asset Managers Limited dated 02/06/2008 and registered 11/06/2008. All sums due.

Guarantee in favour of Clydesdale Bank plc dated 02/06/2008 and registered 13/06/2008.

Standard Security over 12D Arnhall Business Park, Westhill, ABN46113 in favour of Clydesdale Bank plc dated 02/06/2008 and registered 14/06/2008

Debenture in favour of Scottish Enterprise dated 02/06/2008 and registered 18/06/2008. All sums due.

Standard Security over 12D Arnhall Business Park, Westhill ABN46113 in favour of Scottish Enterprise dated 02/06/2008 and registered 18/06/2008.

Standard Security over 12D Arnhall Business Park, Westhill, ABN46113 in favour of Aberdeen Asset Managers Limited dated 02/06/2008 and registered 18/06/2008.

Debenture in favour of Scottish Enterprise dated 04/10/2011 and registered 18/10/2011. All sums due.

Debenture in favour of Maven Capital Partners UK LLP dated 04/10/2011 and registered 18/10/2011. All sums due.

Standard Security over 12D Arnhall Business Park, Westhill ABN46113 in favour of Maven Capital Partners UK LLP dated 19/10/2011 and registered 25/10/2011.

Standard Security over 12D Arnhall Business Park, Westhill ABN46113 in favour of Scottish Enterprise dated 19/10/2011 and registered 25/10/2011.

Part 3: Completion

Section 1: What the Sellers shall deliver to the Purchaser at completion

1	At Completion, the Sellers shall deliver to the Purchaser the documents set out in this Section 1 of this Part 3 of the Schedule:

1.1	transfers of the Sale Shares executed by the registered holder in favour of the Purchaser;

1.2	the share certificates for the Sale Shares in the name of the registered holder or an indemnity in the agreed form for any lost certificates;

1.3	the waivers, consents and other documents required to enable the Purchaser to be registered as the holder of the Sale Shares;

1.4	the original of any power of attorney under which any document to be delivered to the Purchaser under this paragraph 1 has been executed;

1.5	in relation to each Group Company, the statutory registers and minute books (written up to the time of Completion), certificate of incorporation and any certificates of incorporation on change of name;

1.6	the written resignation, executed as a deed and in the agreed form, from the following directors of the respective Group Companies:

1.6.1	Robert Forbes;

1.6.2	Jock Gardiner;

1.6.3	Thomas Smith;

1.6.4	Austin Davidson; and

1.6.5	John McPherson.

1.7	the written resignation, executed as a deed and in the agreed form, from Paull & Williamsons LLP as secretary of each Group Company;

1.8	a certified copy of the minutes of the board meetings held pursuant to Section 2 of this Part 3 of the Schedule;

1.9	all deeds and documents of title and other documents relating to the Properties as listed in the Disclosure Letter;

1.10	copies of all bank mandates given by each Group Company together with duly executed forms of cancellation of such bank mandates;

1.11	the current cheque books for all bank accounts of each Group Company;

1.12	a letter or statement from each bank at which each Group Company has a bank account certifying the amount standing to the credit or debit of the relevant account as at the close of business on the Business Day prior to Completion;

1.13	written confirmation from Clydesdale Bank plc that following receipt by them of the CB Redemption Amount on the Completion Date that there will be no indebtedness of any member of the Group to Clydesdale Bank plc;

1.14	a letter or statement given by a Director of each Group Company certifying the cash book balances of each Group Company as at the close of business on the Business Day prior to Completion together with a statement in a form satisfactory to the Purchaser reconciling the relevant cash book balances and the cheque books with the appropriate balances relating to the bank accounts of each Group Company as shown by the letters or statements referred to at paragraph 1.15 of this Part 3;

1.15	a duly executed deed of acknowledgement in the agreed form that all indebtedness which may be owing to any of the Sellers by any Group Company has been discharged or, to the extent not discharged, waived; and

1.16	a duly executed deed of release in the agreed form releasing each Group Company from all obligations and liabilities (whether actual or contingent) undertaken by a Group Company to any of the Sellers or to a third party on behalf of any of the Sellers;

1.17	a letter of termination from Robert Forbes in relation to his consultancy with the Group;

1.18	written evidence that Nessco Caspian Limited has changed its name to remove any reference to “Nessco”; and

1.19	a compromise agreement, in the agreed form, between Tom Smith and the Company, duly signed.

Section 2: Matters for the board meetings at completion

1	The Sellers shall cause a board meeting of the Company to be held at Completion, at which the matters set out in this Section 2 of this Part 3 of the Schedule shall take place.

2	A resolution to register the transfers of the Sale Shares shall be passed at such board meeting of the Company, subject to the transfer(s) being stamped at the cost of the Purchaser.

3	All directors and secretaries of each Group Company shall resign from their offices and employment with the Company or the Subsidiaries with effect from the end of the relevant board meeting, except for John McPherson.

4	The people the Purchaser nominates shall be appointed as directors and secretary of each Group Company (but not exceeding any maximum number of directors contained in the relevant company’s articles of association). The appointments shall take effect at the end of the board meeting.

Part 4: Warranties

Section 1: General Warranties

1.	Title Only Warranties

1.1	Each Seller has the requisite power, right and authority to enter into and perform the obligations to be assumed or performed by it in accordance with this agreement and the other documents to be executed in accordance with it.

1.2	This agreement (and the other documents to be executed in accordance with it) constitute, or when executed will constitute, binding obligations of each Seller in accordance with their terms.

1.3	Each Seller is the legal and beneficial owner of the Sale Shares set out opposite its name in Part 1 of the Schedule and has full capacity and authority to sell them in accordance with the terms of this agreement.

1.4	There is no Encumbrance on, over or relating to any of the Sale Shares held by each Seller and no agreement or arrangement to give or create any such Encumbrance.

2.	Corporate Matters

2.1	Incorporation

Each Group Company is a limited company incorporated under the law of Scotland and has been in continuous existence since incorporation.

2.2	Compliance

There has been due compliance with the provisions of the Companies Act 1985 and/or the Companies Act 2006 and all other legal requirements in connection with the incorporation and operation of each Group Company and the conduct of its business.

2.3	Branch or place of business outside UK

No Group Company has any branch, agency, place of business or permanent establishment outside the United Kingdom.

2.4	No partnership, joint venture or similar arrangements

No Group Company carries on business in partnership with any other person or has agreed to acquire an interest in, or to become a member of, any other person, joint venture, consortium, technical assistance agreement, trade association or society, European Economic Interest Group or other profit or income sharing agreement or arrangement.

2.5	Liability of company in capacity of former officer or member

No Group Company has any liability as a former officer, director or member of any person nor, so far as the Warrantors are aware, are there any circumstances in which such liability could arise.

2.6	Memorandum and articles of association

2.6.1	The memorandum and articles of association of each Group Company copies of which are provided in the Disclosure Letter):

(a)	completely and accurately set out all the rights and restrictions attaching to each class of share in the capital of each Group Company; and

(b)	is true, complete and accurate in all other respects.

2.6.2	Each Group Company has at all times carried on its business and affairs in all respects in accordance with its memorandum and articles of association.

2.7	Statutory books

The statutory books of each Group Company, including all registers, the minute book and other books, have been properly written up to date and contain a true, complete and accurate record of all the matters which should be contained in those books and registers in accordance with the Companies Act 1985 and/or the Companies Act 2006 and all other legal requirements, and no notice or allegation that any of them is untrue, incomplete or inaccurate, or should be rectified, has been received.

2.8	Filing

Each Group Company has complied with the provisions of the Companies Act 1985 and/or the Companies Act 2006 and all other relevant legal requirements and all returns, resolutions, forms, particulars and other documents required to be filed with or delivered to the Registrar of Companies and any relevant foreign equivalent or to any other governmental, regulatory or other relevant body by or on behalf of each Group Company have been properly prepared and filed or delivered within the requisite time limits.

2.9	Possession and storage of records and documents

An executed copy of each agreement to which each Group Company is a party (and signatory) and all documents of title relating to each of the assets owned or used by each Group Company are in the possession of or under the control of that Group Company. All such copy agreements and documents are whole, legible, validly executed and (if appropriate) duly stamped with the correct amount of stamp duty.

2.10	Illegal acts

No Group Company has committed and no Group Company is liable for any criminal, illegal, unlawful, ultra vires or unauthorised act or breach of covenant, contract or statutory duty and there is no violation of, or default with respect to, any statute, regulation, order, decree or judgment of any court or central or local government agency of the United Kingdom or any foreign country and so far as the Warrantors are aware no officer or senior manager of any Group Company has committed any crime (other than minor traffic offences).

2.11	Subsidiaries

The Company is the sole legal and beneficial owner of the whole of the allotted and issued share capital of each Subsidiary and each such share is fully paid or credited as fully paid.

3.	CAPACITY

3.1	Power to contract

Each Group Company has the requisite power, right and authority to enter into and perform the obligations to be assumed or performed by it in accordance with this agreement and the other documents to be executed in accordance with it.

3.2	Restriction on power to contract

No person other than the directors of a Group Company acting as a board of directors of that Group Company is authorised to act as agent for that Group Company or to bind that Group Company.

3.3	No subsisting third party power to contract

No Group Company has given any person any power of attorney or any other authority (express, implied or ostensible) which remains effective to enter into any commitment on its behalf (other than to Employees to enter into routine trading contracts in the usual course of their duties).

3.4	Matters unaffected by execution of this agreement

Neither the execution nor the delivery nor the performance of this agreement (or any document to be executed in accordance with it) will result in:

3.4.1	a breach of, or constitute a default under, or require the consent of a person under, any licence, agreement or arrangement, or judgment, order or declaration of, or undertaking to, any court or government agency or regulatory body to or by which any Group Company is bound; or

3.4.2	any party to an agreement or arrangement with a Group Company being relieved of any of its obligations or entitled to terminate any such agreement or arrangement; or

3.4.3	so far as the Warrantors are aware, any customer or supplier ceasing to deal, or substantially reducing the level of his dealings, with any Group Company or terminating or reducing any present or future benefit or privilege enjoyed by any Group Company; or

3.4.4	so far as the Warrantors are aware, the attitudes or actions of any of the Employees being prejudiced against the Purchaser or any Group Company; or

3.4.5	any Group Company losing the benefit of any asset, grant, subsidy, right or benefit which it enjoys at the date of this agreement; or

3.4.6	the creation or imposition of an Encumbrance on, over or relating to any of the Sale Shares or any of the assets or undertaking of a Group Company.

4.	CAPITAL

4.1	Status of shares

The Sale Shares are fully paid or credited as fully paid and there are no options over or other rights (whether exercisable now or in the future and whether contingent or not) to acquire any shares or subscribe for shares in the capital of the Company.

4.2	No outstanding arrangements relating to loan and share capital

No Group Company has any outstanding loan capital and there is no agreement, arrangement or option under which any person may now or at any time call for the creation, allotment, issue, sale or transfer of any loan or share capital of a Group Company or require any loan or share capital of a Group Company to be put under option.

4.3	Distributions

The Company has not received a distribution from any company in contravention of the Companies Act 1985 and/or the Companies Act 2006.

5.	INFORMATION

5.1	Information in this agreement

The information set out or referred to in Part 2 of the Schedule is true, complete and accurate and not misleading in any respect.

6.	ACCOUNTS

6.1	Prepared in accordance with accounting standards

The Accounts have been prepared on a proper basis in accordance with all applicable laws and with United Kingdom generally accepted accounting principles and in accordance with those generally accepted accounting principles that apply to United Kingdom entities that are not listed and that have not elected to apply either International Accounting Standards or the fair value accounting rules set out in the Companies Act 2006.

6.2	True and fair view

Notwithstanding the basis of preparation, the Accounts show a true and fair view of the state of affairs of each Group Company and of the Group as a whole as at, and of the profits and losses of each Group Company and of the Group as a whole for the financial period ended on, the Accounts Date.

6.3	No transactions or arrangements which are not fully reflected in accounts

No Group Company is, or has during the five year period ended on the Accounts Date been a party to any agreement, arrangement or transaction pursuant to which the Group Company is or was entitled to receive a financial advantage, or is or was obliged to incur or bear any costs, liabilities (contingent or otherwise), risks or other expenditure of any nature (including, without limitation, any “off balance sheet” financing arrangements) which is not fully reflected in the Accounts or has not been fully reflected in the Group Company’s accounts for any relevant period.

6.4	Management accounts

6.4.1	The Management Accounts have been prepared using the same accounting policies, practices and principles as those applied in, and on a basis consistent with all management accounts for each Group Company for the preceding 24 months.

6.4.2	Notwithstanding the basis of preparation, the Management Accounts give a fair representation of the financial state of affairs of each Group Company and by reference to the date to which they were prepared being 31 May 2012:

(a)	fully disclose and make proper provision for all bad debts and doubtful debts;

(b)	make full provision for all actual liabilities;

(c)	fully disclose and make full provision for or note all contingent liabilities; and

(d)	are not affected by any unusual or non-recurring items (including, without limitation, any exceptional items).

6.5	Accounting reference date

The accounting reference date of the Company and the Subsidiaries is set out in Part 2 of the Schedule and has never been any other date.

7.	SINCE THE ACCOUNTS DATE

7.1	Business conducted in ordinary and usual course

Since the Accounts Date, each Group Company has carried on its business in the ordinary and usual course and in the same manner (as to nature, scope and method) as in the past so as to maintain it as a going concern.

7.2	No adverse change to financial or trading position

Since the Accounts Date, there has been no adverse change in the financial or trading position or prospects of a Group Company or the Group.

7.3	No unusual acquisitions or disposals

Since the Accounts Date, no Group Company has, except at a value and on terms determined on an arm’s length basis:

7.3.1	acquired or disposed of, or agreed to acquire or dispose of, any business or asset (other than trading stock in the ordinary course of business); or

7.3.2	incurred or assumed, or agreed to incur or assume, any material liability (actual or contingent) or expense.

7.4	No transactions otherwise than in ordinary course

Since the Accounts Date, no Group Company has made or agreed to make any payment or entered into or agreed to enter into any agreement, arrangement or transaction otherwise than in the ordinary and usual course of trading and for full value.

7.5	No service, management or consultancy charges

Since the Accounts Date, no Group Company has incurred, or agreed to incur, any service, management, consultancy or similar charges.

7.6	Capital expenditure threshold

Since the Accounts Date, no Group Company has entered into, or agreed to enter into, any commitments involving capital expenditure exceeding £25,000 in aggregate.

7.7	Creditors and debtors

Since the Accounts Date, each Group Company has paid its creditors and collected from its debtors in accordance with its normal practice.

7.8	Debt not written off

Since the Accounts Date, no debt or other receivable of any Group Company has been written off, provided against (in whole or in part), subordinated, discounted, factored or sold (or in any such case, agreed so to be), and there is no indication that any debt or other receivable now owing to a Group Company is bad or doubtful.

7.9	Borrowing and lending

Since the Accounts Date, no Group Company has borrowed or lent, or agreed to borrow or lend, any money and no share or loan capital has been, or agreed to be, created, allotted, issued, redeemed, purchased or repaid by any Group Company.

7.10	No adverse effect ensuing from change in terms of business

Since the Accounts Date, no Group Company’s business has been materially adversely affected by the loss of, or change in terms of business with, (whether before or after the Accounts Date) any contract or customer or supplier or by any other factor not affecting similar businesses and the Sellers are not aware of any matters or circumstances which will or may have an adverse effect on a Group Company’s business.

7.11	Dividends paid as provided in accounts

Since the Accounts Date, no Group Company has declared, made or paid a dividend or other distribution (within the meaning of the Companies Act 2006) except as provided in the Accounts and all dividends or distributions declared, made or paid by the Company have been made, paid or declared in accordance with its articles of association and the provisions of any applicable legislation.

7.12	No re-organisation of share capital

Since the Accounts Date, no Group Company has reduced, cancelled, repaid or re-organised any of its share capital, share premium or capital redemption reserve.

7.13	Loan capital

Since the Accounts Date, no Group Company has repaid any loan, loan capital or other debenture by reason of its default.

7.14	No unusual resolutions

Since the Accounts Date, the members of any Group Company (or any class of them) have not passed any resolutions other than resolutions relating to routine business.

8.	FINANCIAL COMMITMENTS AND BORROWINGS

8.1	Bank accounts

Full details of all bank accounts and other accounts with any financial institutions maintained or used by each Group Company and the limits on each Group Company’s bank overdraft facilities, together with copies of all bank mandates, are accurately set out in the Disclosure Letter and the total amount borrowed by each Group Company from their respective bankers does not exceed their respective overdraft facilities.

8.2	Bank certificate

The Group has no other bank or deposit accounts not included in the statement referred to in paragraph 1.14 of Section 1 of Part 3 of the Schedule. Since the date of such statement no payment out of any account has been made, except for routine payments in the ordinary and usual course of business, and the balances are not substantially different from those shown in the statement.

8.3	No indebtedness other than as disclosed

Except as disclosed in the Accounts, Management Accounts or the Disclosure Letter, no Group Company has outstanding or has agreed to create or incur loan capital, borrowing or indebtedness in the nature of borrowing including (without limitation) a bank overdraft and an acceptance credit.

8.4	Total amount of indebtedness

The total amount of loan capital, borrowing or indebtedness in the nature of borrowing of each Group Company does not exceed:

8.4.1	its financial facilities; or

8.4.2	any borrowing limit imposed upon it by its bankers or other lenders; or

8.4.3	any limitation on its borrowing or other powers contained in its articles of association or any debenture or other document binding upon it, and the Disclosure Letter contain true, complete and accurate details of all loan, overdraft and other financial facilities of each Group Company.

8.5	Borrowings repayable at short notice

All of the Group’s borrowings may be repaid (without any premium or penalty) by the Group at any time on no more than 30 days’ notice.

8.6	No events resulting in creation of encumbrance

No event has occurred or been alleged which will or could result in an Encumbrance being created or constituted in connection with any borrowing, indebtedness in the nature of borrowing, guarantee, indemnity, suretyship or other similar commitment of any Group Company or becoming enforceable (or would become enforceable with the giving of notice and/or the passing of time or otherwise).

8.7	Guarantees

No Group Company is a party to or liable (including, without limitation, contingently) under any guarantee, indemnity, suretyship, letter of offset or other similar commitment and there is not outstanding any such guarantee, indemnity, suretyship, letter of offset or other similar commitment given by or for the benefit of any Group Company.

8.8	Encumbrances

No Group Company has created, or agreed to create, any Encumbrance over all or any of its property, assets, undertaking, goodwill, reserves or share capital nor has any person made any claim to be entitled to any such Encumbrance.

8.9	Grants

8.10	Full particulars are contained in the Disclosure Letter of all investment, allowances, subsidies, loans, grants and financial aid of any kind applied for or received or receivable by each Group Company from any supranational, national or local authority or government agency and nothing has been done or agreed, or omitted to be done, as a result of which any such investment, allowance, subsidy, loan, grant or financial aid is or may be liable (in whole or in part) to be refused, refunded, forfeited or clawed back.

8.11	Hedging

Except as disclosed, no Group Company has outstanding or has agreed to create or incur any interest or other hedging arrangement with any third party whatsoever.

9.	ASSETS

9.1	Ownership of assets

Except for trading stock disposed of, debtors settled and pre-payments utilised, all in the ordinary and usual course of business, the assets included in the Accounts, or acquired or created by a Group Company since the Accounts Date, and all other assets (including, without limitation, plant, machinery, vehicles and equipment) used by each Group Company continue to exist and are legally and beneficially owned by the Group Company free from any Encumbrance and in the possession of or under the exclusive control of the Group Company.

9.2	Title to assets

Each Group Company is able to prove title to all the assets owned by it.

9.3	Lease and hire purchase agreements

Full particulars of all agreements for lease, rent, hire, hire purchase, credit sale or conditional sale to which a Group Company is a party or under which it may be liable are disclosed in, and copies of all such agreements are included in the Disclosure Letter.

9.4	Retention of title

No Group Company has purchased, or agreed to purchase, any stock, goods, materials or other assets on terms that title in it does not pass until full payment is made or all indebtedness discharged or any other condition is met.

9.5	No recoverable assets

No Group Company has received any sum, property or benefit (which is recorded as an asset of a Group Company in the Accounts or Management Accounts), the payment or transfer of which is liable to be avoided, or which is liable to be recovered from it under any rule of law and does not hold any sum, property or right as trustee or constructive trustee.

9.6	Asset register

The asset register kept by each Group Company, a copy of which is included in the Disclosure Letter, sets out a true, complete and accurate record of all the plant, machinery, vehicles and equipment owned, held or used by it (and such register or registers accurately reflect whether such plant, machinery, vehicles or equipment are owned, held or used by the Company).

9.7	Condition of assets

The plant, machinery, vehicles, equipment and other assets owned, held or used by each Group Company are in reasonable working order (commensurate with their age) and have been regularly maintained.

9.8	Product liability

No Group Company has manufactured, sold, supplied or provided any goods or services (and, so far as the Warrantors are aware, there are no goods in stock or in the course of design or production) which do not (or will not) comply with all applicable laws, regulations or standards or which are (or will be) dangerous, injurious, defective or likely to cause harm, loss or damage.

9.9	No warranty or representation in respect of goods or services

No Group Company has given any guarantee or warranty or made any representation in respect of any goods or services manufactured, sold, supplied or provided (or contracted to be manufactured, sold, supplied or provided) by it save for any warranty or representation implied by law.

9.10	No defective goods claims

No Group Company has received notice of any claim alleging any defect in, or unsatisfactory quality of, or lack of fitness for purpose of, any goods or services manufactured, sold, supplied or provided (or in the course of design or production) by the Group Company and, so far as the Warrantors are aware, there are no circumstances which could give rise to any such claim.

9.11	No infringement of law or third intellectual property rights

All goods manufactured, sold, supplied or provided by any Group Company (and all stocks of such goods) have been labelled and/or packed (and accompanied by instructions, if applicable) in compliance with all applicable laws, regulations and standards and the manufacture, sale, supply and/or provision did not and does not infringe the Intellectual Property Rights or any other right of any person.

9.12	Realisation of debts at full value

None of the debts which are shown in the Accounts or Management Accounts, or which have arisen since the Locked Box Date has been outstanding for more than 90 days from its due date for payment.

9.13	Aggregate liability of single debtor and connected persons

No single debtor, taken together with any connected persons to that debtor, owes any Group Company an aggregate amount which is greater than 10 per cent. of the total value of all debts owing to such Group Company or the Group.

9.14	No subordination, discounting or factoring of debts

No Group Company has subordinated, discounted, factored or sold (or in any such case agreed to do so) any of its debts.

10.	INSURANCE

10.1	Extent of insurance

Each Group Company is, and has at all material times been, fully covered by valid insurance against all risks normally insured against having regard to the type of business carried on and the assets and Properties owned or used by it and a list of all insurances of each Group Company, and copies of all such policies of insurance of each Group Company are included in the Disclosure Letter (the Policies).

10.2	Validity and enforceability

All of the Policies are valid and fully enforceable and all premiums due have been duly and punctually paid and nothing has been done, or omitted to be done, which makes or might make any of the insurance policies void or voidable.

10.3	Claims

So far as the Warrantors are aware there are no circumstances and there is no action which the Company has or has not taken in relation to a claim that would otherwise by payable under any of the Policies which might lead to a repudiation of any particular policy or to any liability under such insurance being avoided by the insurers in relation to a claim that would otherwise be payable under the relevant policy or to the premiums being increased. No claim is outstanding, and during the 12 month period ending on the date of this Agreement no claims have been made, under any of the Policies and, as at the date of this Agreement, so far as the Warrantors are aware, there are no circumstances or matters which will or might give rise to such a claim.

11.	CONTRACTS AND COMMITMENTS

11.1	Material contracts

No Group Company is nor has been during the three year period ending on the date of this agreement a party to, or liable in respect of, and none of the assets owned or used by a Group Company are affected by, any contract, arrangement, commitment or obligation which:

11.1.1	was entered into otherwise than on terms determined on an arm’s length basis;

11.1.2	is of an unusual or anomalous nature having regard to the usual practice of the Group Company prior to the date of this agreement or is likely to be unprofitable; or

11.1.3	is outside the ordinary course of the business of the Group Company as carried on at the date of this agreement; or

11.1.4	to the extent that a contract, arrangement, commitment or obligation is a Material Arrangement, it is of a long term nature (that is not terminable by a Group Company on 60 days’ notice or less without payment of compensation or damages or which is unlikely to be fully performed within three months from the date of this agreement); or

11.1.5	to the extent that a contract, arrangement, commitment or obligation is a Material Arrangement, it is of an onerous nature (that is under which any Group Company is required to supply goods or services at prices significantly below those in operation at the date of this agreement or to supply goods or services at fixed prices where such supply or delivery is liable to take place more than three months from order or to pay for goods or services at prices significantly above those in operation at the date of this agreement); or

11.1.6	involves discounts, rebates, allowances and other special terms or similar arrangements offered or granted by or to a Group Company to or by its customers or suppliers; or

11.1.7	is likely to result in a loss to a Group Company upon completion of performance or fulfilment of the Group Company’s obligations under it; or

11.1.8	requires a Group Company to pay any royalty, commission or like payment; or

11.1.9	constitutes or might constitute a transaction at an undervalue or preference or involves, or might involve, an unauthorised reduction of capital; or

11.1.10	involves a capital commitment or annual capital expenditure in excess of £50,000; or

11.1.11	is a distribution, agency, franchising, management, licensing, collaboration or other similar agreement or arrangement; or

11.1.12	involves an obligation to buy or sell foreign exchange and Group Company has any outstanding commitments in foreign exchange which are not covered by a hedging agreement; or

11.1.13	in any way restricts the freedom of a Group Company to carry on business in any part of the world in such manner as it thinks fit; or

11.1.14	is an offer, tender, proposal, bid, estimate or the like given or made by a Group Company which is outstanding and capable of giving rise to a contract by the unilateral act of a third party or otherwise.

11.2	Enforceability of contracts

Each contract to which each Group Company is a party is in full force and effect and has been duly complied with and nothing has occurred whereby any of them is or could be subject to early termination.

11.3	No default or breach of contracts

Neither a Group Company nor any party with whom a Group Company has entered into an agreement or arrangement has defaulted under the agreement or arrangement and, so far as the Warrantors are aware, there are no matters or circumstances which will or might give rise to a breach of such agreement or arrangement by or against the Group Company.

11.4	No termination of contracts

No party with whom a Group Company has entered into an agreement or arrangement has given notice of its intention to terminate, or has sought to repudiate or disclaim, any such agreement or arrangement and, so far as the Warrantors are aware, there are no grounds for any agreement or arrangement to which a Group Company is a party to be terminated, rescinded, avoided or repudiated.

11.5	Warranty and indemnity obligations

No Group Company has sold or disposed of any assets outside the ordinary course of business, in circumstances such that is, or may still be, still subject to any liability (whether contingent or otherwise) under any representation, warranty, undertaking or indemnity given or agreed to be given on or in connection with such sale or disposal.

11.6	Threshold for goods or services supplied or received

During the 24 month period ending on the date of this Agreement not more than ten per cent. of any description of goods or services supplied to or by a Group Company was supplied by or to any one person or group of connected persons.

11.7	No change in substantial customer supply

During the 12 month period ending on the date of this agreement, no substantial customer or supplier of a Group Company has ceased, or indicated an intention to cease, trading with or supplying a Group Company or has reduced, or indicated an intention to reduce, substantially its level of trade with or supplies to a Group Company and so far as the Warrantors are aware, no such changes are likely.

11.8	Standard terms of business

Copies of all past standard terms and conditions of business under which a Group Company may have any liability (contingent or otherwise) are included in the Disclosure Documents.

12.	CONNECTED PERSONS

12.1	No connected party agreements

There is not, and has not been during the six year period ending on the date of this agreement, any agreement or arrangement (whether legally enforceable or not) to which a Group Company is or was a party and:

12.1.1	in which any Seller or any director (present or former) of any other Group Company or any person connected with any of them is or was directly or indirectly interested; or

12.1.2	which is not or was not of an entirely arm’s length nature; or

12.1.3	which involved the acquisition of any asset or the benefit of any right for a consideration otherwise than for full market value at the date of such acquisition.

12.2	No connected person interests

Neither the Sellers nor any person connected with any of them is directly or indirectly interested in any person (other than a Group Company) which is or is likely to be or become competitive with the business of a Group Company (except as the beneficial owner of any class of securities of any company listed on a recognised investment exchange as defined in FISMA and in respect of which such Seller or such connected person is beneficially interested in less than three per cent of all the issued securities of that class).

12.3	Outstanding debts and contingent liabilities

There are no debts outstanding or contingent liabilities or any other unfulfilled obligations (present or future, actual or contingent) owing by or to a Group Company to or by the Sellers or any shareholder or director (present or former) of a Group Company or any connected person of any of them.

13.	LICENCES

13.1	All licences for conducting business

Each Group Company has obtained all licences required for or in connection with carrying on the Business and particulars of all the licences are disclosed in, and copies of all the licences are included in the Disclosure Letter.

13.2	Validity and enforceability

Each licence is valid, enforceable and unconditional (or subject only to a condition which has been fulfilled and under which no further action is required) and no expenditure or work is or will be required to comply with, maintain or obtain a licence.

13.3	Compliance

Each Group Company has at all times carried on its business in compliance with the terms and conditions of each licence and, so far as the Warrantors are aware, there are no facts or circumstances which indicate that any licence will or may be revoked, cancelled, suspended or not renewed. No licence is personal to any Seller

14.	LITIGATION

14.1	No historic legal proceedings against company

No Group Company and no Employee or person for whose acts or defaults a Group Company may be vicariously liable is involved, or has during the two year period ending on the date of this Agreement been involved, in any civil, criminal, administrative, arbitration, regulatory, competition, antitrust or other proceedings, claims, investigations, inquiries, actions (including disciplinary) or prosecutions in any jurisdiction (each a Proceeding).

14.2	No existing or pending legal proceedings against company

Other than a Group Company acting as claimant in the collection of debts arising in the ordinary course of the business carried on by it (none of which exceeds £1,000 and which do not exceed £5,000 in aggregate), no Proceedings are pending or, so far as the Warrantors are aware, threatened by or against a Group Company or any Employee or any person for whose acts or defaults a Group Company may be vicariously liable, or in respect of which a Group Company is or may be liable to indemnify or compensate any person or pay a penalty or fine, and, so far as the Warrantors are aware, no matters or circumstances exist which might give rise to the same.

14.3	No outstanding orders or judgments against company

There is no outstanding judgment, order, decree, injunction, arbitral award or decision of a court, tribunal, arbitrator, governmental agency or other regulatory body in any jurisdiction against a Group Company or any person for whose acts or defaults a Group Company may be vicariously liable and no Group Company has given any undertaking to any court, tribunal, arbitrator, governmental agency, regulatory body or other third party arising out of or in connection with any Proceeding.

14.4	No outstanding claim involving company

There is no claim outstanding between a Group Company and any of the Sellers or any director (present or former) of a Group Company or any person connected with any of them and, so far as the Warrantors are aware, no matters or circumstances exist which could give rise to any such claim.

14.5	No breach of legal, constitutional, administrative or regulatory requirement

No Group Company and no person for whose acts or defaults a Group Company may be vicariously liable has at any time committed any breach of, or failed to conduct its business or deal with its assets in accordance with, the provisions of its memorandum and articles of association or of any applicable legal, administrative or regulatory requirement of any jurisdiction in which it carries on business or has assets and there has been no breach of, or default with respect to, any judgment, order, decree, injunction, arbitral award or decision of a court, tribunal, arbitrator, governmental agency or other regulatory body or authority by which a Group Company is bound or which affects its business or assets.

15.	INSOLVENCY

15.1	No resolution for winding up or administration

In relation to each Group Company, no resolution has been proposed or passed (and no meeting has been convened and no written resolution has been circulated with a view to passing any resolution) for winding up or administration or for the presentation of a petition for winding up or for the presentation of a petition or the making of an application for an administration order or notice given or any other steps taken by any party for the appointment of administrators or for a compromise or composition or arrangement with creditors or any class of them.

15.2	No petition or order or notice for winding up or administration

In relation to each Group Company no petition and/or application has been presented and/or notice given nor have any other steps been taken by any party in order to obtain an order for winding up or the appointment of administrators or interim order nor has any application or order been made for the appointment of a provisional liquidator or a judicial factor.

15.3	No application or order for appointment of a receiver or administrative receiver

In relation to each Group Company, no application or order has been made for the appointment of a receiver or an administrative receiver or a manager or a trustee or other similar officer.

15.4	No appointment of receiver or administrative receiver

In relation to each Group Company, no receiver, administrative receiver or manager has been appointed over a Group Company or any of its property or assets or income or undertaking and no request for any such appointment has been made.

15.5	No enforcement of an encumbrance

In relation to each Group Company, no Encumbrance has been enforced and no floating charge has crystallised or become enforceable, on or over, any of its property or assets or income or undertaking and no event has occurred or will occur by virtue of the execution and performance of this agreement which would cause, or entitle any person to cause, any of these things to happen.

15.6	No statutory demand

In relation to each Group Company, no statutory demand has been served on a Group Company.

15.7	No action to dissolve or strike-off company

In relation to each Group Company, no procedure has been commenced by the Registrar of Companies or any other person with a view to dissolution or striking off under the Companies Act 1985 and/or the Companies Act 2006.

15.8	Payment of debts as they fall due

Each Group Company has not stopped paying its debts as they fall due, is not insolvent and is not unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986.

15.9	No action over assets

In relation to each Group Company no attachment, sequestration, distress, execution or other process has been used, levied or put in force against any of its property, assets (including leased assets and assets on hire purchase), rights, income or undertaking.

15.10	No unfulfilled or unsatisfied judgment

In relation to each Group Company there is no unfulfilled or unsatisfied judgment or decree or order of any court or tribunal, or award of any arbitrator, outstanding against it.

15.11	No voluntary arrangement or scheme of arrangement

In relation to each Group Company no meeting of its creditors or any class of them has been held or summoned and no proposal has been made for a moratorium, composition or arrangement in relation to any of its debts, or for a voluntary arrangement under Part 1 of the Insolvency Act 1986 or for a scheme of arrangement under Sections 895-930 of the Companies Act 2006.

15.12	No analogous event in a foreign jurisdiction

In relation to each Group Company no event analogous to any of the foregoing has occurred in any jurisdiction.

15.13	No knowledge of circumstances giving rise to insolvency

So far as the Warrantors are aware, no matters or circumstances exist which might give rise to any of the events referred to in paragraphs 15.1 to 15.12.

16.	COMPETITION

16.1	No infringement of competition law

No Group Company is nor at any material time was a party to any:

16.1.1	agreement, arrangement, concerted practice or other practice or conduct; or

16.1.2	merger, acquisition or joint venture

which in whole or in part:

(a)	contravenes or contravened;

(b)	is or was invalidated by;

(c)	requires or required notification or registration under; or

(d)	has been the subject of notification or registration under

any competition, anti-trust, merger control, regulatory, monopoly, market investigation, fair trading or similar legislation.

16.2	No inquiries or proceedings for infringement of competition law

No Group Company has received any process, notice or communication (formal or informal) by or on behalf of any authority, court or tribunal having jurisdiction in competition, anti-trust, merger control, regulatory, monopoly, market investigation, fair trading or similar matters (any such body or person being referred to below as a (“Competition Authority”) in respect of any matter, whether or not the Group Company is or was a party to or is or was involved in such matter, and no Group Company has received any indication (from whatever source) that any such process, notice or communication might be issued or that any person might make or has made a complaint to a Competition Authority against any Group Company.

16.3	Absence of complaints or provision of information to Competition Authorities

No Group Company has made any complaint or provided any information to any Competition Authority in respect of any matter, whether or not the Group Company is or was a party to or is or was involved in such matter and, so far as the Warrantors are aware, no circumstances exist or have existed which may or might give rise to the Group Company making any such complaint or providing any such complaint or providing any such information.

16.4	No breach of public procurement

No Group Company has entered into or agreed or is presently negotiating any agreement or engaged in any tendering procedure which is or was subject to advertising or other requirements under:

16.4.1	the EU public or utilities procurement rules or any national rules implementing them; or

16.4.2	general EU principles regarding non-discrimination and transparency which, to the knowledge of the Warrantors, has not been advertised or where, to the knowledge of the Warrantors, any relevant requirement has not been complied with.

17.	INTELLECTUAL PROPERTY

17.1	The definition in this paragraph applies in this agreement.

Intellectual Property Rights: patents, inventions, copyright and related rights, trade marks, trade names and domain names, rights to goodwill or to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

17.2	All registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned or used by the Group, or which are otherwise necessary to operate the Business, are set out in the Disclosure Letter (Company’s Intellectual Property Rights).

17.3	The Disclosure Letter sets out all material licences and agreements (IP Licences) under which:

17.3.1	each Group Company uses or exploits Intellectual Property Rights owned by any third party; or

17.3.2	each Group Company has licensed Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

17.4	So far as the Warrantors are aware, no Group Company has breached any material term of the IP Licences.

17.5	So far as the Warrantors are aware, there is no infringement by any third party of any of the Company’s Intellectual Property Rights. No Group Company has received any notice, claim, dispute, opposition, interference or contested ownership in relation to any of the Company’s Intellectual Property Rights.

17.6	No Group Company has granted or is obliged to grant a charge, licence, assignation or other right in respect of any of the Company’s Intellectual Property Rights to any other person.

17.7	All Intellectual Property Rights in each of the websites are owned by the Group.

17.8	So far as the Warrantors are aware, the activities of each Group Company and of any licensee of Intellectual Property Rights granted by each Group Company do not infringe the Intellectual Property Rights of any third party.

17.9	So far as the Warrantors are aware, no Group Company has disclosed or permitted to be disclosed any confidential information which forms part of the Croup’s Intellectual Property Rights (other than to the extent necessary in the ordinary course of business or for the purpose of disclosure to their professional advisers) to any person except the Purchaser

18.	INFORMATION TECHNOLOGY

18.1	The definitions in this paragraph apply in this agreement.

IT System: all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Company or any of the Subsidiaries, or otherwise required to operate the Business.

IT Contracts: all arrangements and agreements under which any third party (including, without limitation, any source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire-purchase, licensing, maintenance and services agreements.

18.2	Complete and accurate particulars of the IT System and all IT Contracts are set out in the Disclosure Letter.

18.3	Save to the extent provided in the IT Contracts, the Group is the owner of the IT System free from Encumbrances. Each Group Company has obtained all necessary rights from third parties to enable them to make exclusive and unrestricted use of the IT System.

18.4	There are and have been no claims, disputes or proceedings arising or threatened, under any of the IT Contracts and none of the IT Contracts are liable to be terminated.

18.5	All elements of the IT System are functioning properly and in accordance with all applicable specifications, have been satisfactorily and regularly maintained and have sufficient capacity and performance to meet the current and foreseeable business requirements of the Group.

19.	DATA PROTECTION

19.1	Compliance

19.1.1	In its role as data controller, each Group Company has duly notified registrable particulars of all personal data processed by it under the Data Protection Act 1998 and an associated regulations; and

(a)	each Group Company has renewed such notifications and has notified any changes occurring in between such notifications as required by the Data Protection Act 1998; and

(b)	each Group Company has paid all fees payable in respect of such notifications; and

(c)	the contents of such notifications are complete and accurate; and

(d)	there has been no unauthorised disclosure of personal data outside the terms of such notifications.

19.1.2	Each Group Company has:

(a)	complied in all respects with the Data Protection Act 1988 including without limitation, the data protection principles and there has been no unauthorised processing of any personal data; and

(b)	satisfied any and all requests for access to personal data pursuant to the Data Protection Act 1998; and

(c)	established procedures necessary to ensure continued compliance with the Data Protection Act 1998.

19.2	Enforcement action

(a)	No Group Company has received:

(b)	any notice or complaint under the Data Protection Act 1998 alleging non-compliance with such Act (including any information notice, special information notice or enforcement notice, or any transfer prohibition notice); or

(c)	any claim for compensation for inaccurate data or the loss or unauthorised disclosure of data; or

(d)	any requests from data subjects for rectification, blocking, erasure or destruction of personal data; or

(e)	any notices requiring it to (a) cease processing personal data likely to cause damage or distress; or (b) cease processing personal data for the purposes of direct marketing; or (c) ensure that no decisions which it takes are based solely on the automatic processing of personal data.

19.3	Transfer of personal data

No Group Company has transferred any personal data outside the European Economic Area other than in accordance with the requirements of the Data Protection Act 1998.

20.	ENVIRONMENTAL

Compliance with Environmental Law

20.1	Compliance

Each Group Company is and always has been operated in compliance with Environmental Law and, has no liability under Environmental Law (whether actual or contingent).

20.2	No circumstances giving rise to non-compliance

There are no circumstances which may give rise to any non-compliance with or liability under Environmental Law (whether actual or contingent) for any Group Company or in respect of any of the Properties.

Environmental Licences

20.3	Validity

All Environmental Licences have been obtained, are in full force and effect, are being complied with and always have been complied with.

20.4	Enjoyment of licences

So far as the Warrantors are aware, there are no circumstances (including the entering into or operation of this Agreement) which may result in any Environmental Licence (or any part of it) being invalid, revoked, suspended, amended, modified or not renewed or for the term of any such Environmental Licence to be shortened and no such Environmental Licences have a term of less than three years from Completion.

20.5	No applications or appeals

As at the date of this agreement there are no outstanding applications by any Group Company for or in respect of any Environmental Licence or condition contained in it, and there are no applications or appeals pending in respect of the refusal, limitation, variation or revocation of any Environmental Licence or condition contained in it.

20.6	Certified copies

Certified copies or originals of all Environmental Licences have been provided in the Disclosure Letter.

Environmental liabilities

20.7	No claims or proceedings

20.7.1	There is no prosecution, civil claim, legal or regulatory proceeding, notice, dispute, written complaint, investigation or other liability (whether actual or contingent) arising under Environmental Law against any Group Company or in respect of any Property nor, so far as the Warrantors are aware, are there any facts or circumstances which may lead to any such matter occurring.

20.7.2	There has been no prosecution, civil claim, legal or regulatory proceedings, notice, dispute, written complaint, investigation or other liability arising under Environmental Law against any Group Company or in respect of any Property in the last three years.

20.8	No pollution or contamination

There are and have been no Hazardous Substances beyond an incidental amount on, in, at, under or migrating to or from, any property at any time owned or occupied by any Group Company. There are no landfills, underground storage tanks or any materials containing asbestos on any Property.

20.9	Waste management

Each Group Company has at all times procured, and continues to procure, full compliance with all Environmental Law affecting the production, keeping, treatment, consignment and disposal of, and other dealings in, all Waste produced, kept, treated, consigned, disposed of or otherwise handled in connection with the business of such Group Company.

20.10	Contractual liabilities

Each Group Company is not, and has not been, a party to, and does not otherwise accept and has not otherwise accepted the benefit or burden of, an indemnity or other contractual provision or other arrangement concerning liabilities, losses, costs or expenses relating to the Environment.

21.	EMPLOYMENT

21.1	The definitions in this paragraph apply in this agreement.

Employment Legislation: legislation affecting contractual or other relations between employers and their employees or workers, including but not limited to any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against each Group Company by any Employee or Worker.

Employee: the employees of each Group Company whose names appear in the list of employees included in the Disclosure Letter and Employee shall be construed accordingly.

Non-Executive Directors: the directors of any Group Company who act in a non-executive capacity and whose names appear in the list of non-executive directors included in the Disclosure Letter.

Transferring Employees: Dorreen Burns, Kay Conway, Elizabeth Elder, William Fraser, Elaine Fyfe, Archie Gardon, Moira George, Keith Gray, Alison Henderson, Neil MacKenzie, Stephen Reilly, Tom Smith, Trisha Watson.

Worker: shall have the meaning ascribed to it in the Employment Rights Act 1996, and shall also include any individual engaged on any contract for services, but, for the avoidance of doubt, shall exclude any Employee.

21.2	The name of each person who is a Director and Non-Executive Director is set out in Section 1 of Part 2 of the Schedule and full and accurate details in writing of the terms and conditions of appointment or engagement of all Directors and Non-Executive Directors have been supplied and are set out in the Disclosure Letter.

21.3	The Employees named in the Disclosure Letter are all the employees engaged by the Group. Each of the Employees is engaged for the benefit of the Group. Full and accurate details of the gender, age, salary or wages, overtime, length of continuous service, job location, employer, and the terms and conditions of employment of all the Employees (including without limitation all incentives, bonuses, expenses, commission, share option scheme or profit sharing scheme and other benefits payable whatsoever) in all cases stating whether contractual or otherwise and whether written, oral or provided by custom and practice have been supplied and are set out in the Disclosure Letter.

21.4	Other than the Directors, Non-Executive Directors and Employees there are no individuals assigned to the business of any Group Company who are Workers or who have any of the rights of Workers. There are no employees or workers assigned to the business of any Group Company by an employment agency or other third party.

21.5	The Disclosure Letter includes anonymised details of all Directors, Non-Executive Directors and Employees of each Group Company who are absent on maternity, paternity, adoption, parental or long term sick leave or who are absent on the grounds of disability, are on secondment or have for any reason a statutory or contractual right to return to work.

21.6	Notice has not been served to terminate the appointment of any Non-Executive Director or contract of employment of any Employee of the Group and no litigation or dispute under any Employment Legislation or otherwise is outstanding between the any Group Company and any Non-Executive Director, Employee or any former non-executive director or employee relating to their appointment or employment with any Group Company or its termination and, so far as the Warrantors are aware, there are no circumstances which may result in any dispute or litigation involving any of the Non-Executive Directors or Employees or former non-executive directors or employees and, so far as the Warrantors are aware, none of the provisions of this agreement (including the identity of the Purchaser) is likely to lead to any such dispute or litigation.

21.7	No offer of employment or appointment to office or engagement has been made by any Group Company to any individual which has not yet been accepted, or which has been accepted but where the employment, appointment or engagement has not yet started.

21.8	All contracts between any Group Company and its Non-Executive Directors and Employees can be terminated by three months’ notice or less without giving rise to a claim for damages for breach of contract.

21.9	No Group Company has incurred any liability for failure to provide information or to consult with Employees or employee representatives under any Employment Legislation.

21.10	So far as the Warrantors are aware, no present, future or contingent liability has been incurred by any Group Company for breach of any employment contract or statutory right of any Employee or former employee in respect of his employment or the termination thereof, or for payments in compensation for dismissal.

21.11	No Group Company has made or agreed to make a payment or provided or agreed to provide a benefit to a Director, Non-Executive Director, officer or Employee or to a former director, non-executive director, officer or employee or to their dependants in connection with the actual or proposed termination or suspension of their employment or engagement with any Group Company or variation of an employment contract or terms of appointment.

21.12	No Group Company nor any of the Employees nor any former employees nor any employee representative of any such Employee or former employee is involved in any industrial or trade dispute which relates to any Group Company or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or has been involved in such a dispute within the 12 month period ending with Completion and, so far as the Warrantors are aware, there are no circumstances which might give rise to such a dispute.

21.13	Each Group Company has complied with the provisions of the Data Protection Act 1998 in respect of all personal data held or processed by them relating to the Employees.

21.14	Each Group Company has complied in all material respects with the Employment Legislation.

21.15	There are no sums owing by any Group Company to or from any Director, Non-Executive Director, Employee or former officer or employee (including but not limited to sums due by way of incentive payment, bonus or change of control payment) other than wages for the current salary period and holiday pay for the current holiday year.

21.16	All sums due to Arnie Grant and Mike Kimber in accordance with the letters dated 18 March 2011 headed “Bonus Incentive Scheme” have been paid to them.

21.17	In the 12 months ending with the date of Completion, no Group Company has given notice of any redundancies to the Secretary of State or started consultation with any appropriate representatives under the provisions of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 and no Employee is entitled in the event of termination of his employment by reason of redundancy to any redundancy or other payment exceeding the basic statutory redundancy payment as calculated in accordance with section 162 of the Employment Rights Act 1996.

21.18	No director, officer or employee of any Group Company (including the Directors, Non-Executive Directors and the Employees):

21.18.1	has ceased to be employed by the relevant Group Company during the 6 month period ending with the date of Completion, nor has any such individual given or received notice to terminate his employment during the 6 month period ending with the date of Completion; or

21.18.2	shall be entitled to treat his employment as terminated as a result of this agreement or, with the exception of Arnie Grant and Mike Kimber, shall be entitled to a payment upon a change of control, and there are no facts known to the Warrantors which suggest that any Directors, Non-Executive Directors or Employees intend or are likely to leave their employment with any Group Company within the 12 months following Completion;

21.19	No Group Company has within a 3 year period ending with the date of Completion been party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006.

21.20	No changes to the terms and conditions of the Transferring Employees (other than pay increases) were paid in connection with or have been made following the transfer of their employment from Nessco Limited to the Company under the Transfer of Undertakings (Protection of Employment) Regulations 2006.

21.21	So far as the Warrantors are aware, no Employee is currently bound by a restrictive covenant entered into with a former employer.

21.22	No Group Company has proposed or agreed to any future variation in the contract, remuneration, benefits of any kind or other terms and conditions of any Employee.

21.23	No Group Company has any collective agreement, recognition agreement, workforce agreement or other arrangement in place with any trade union or employee representatives.

22.	PROPERTY

22.1	The definitions in this paragraph apply in this agreement.

Planning Legislation: any primary or secondary legislation from time to time regulating the use or development of land.

Property: the heritiable property known as Site 12D, Arnhall Business Park, Westhill, as listed in the Land Register of Scotland under Title Number ABN46113.

22.2	The subsidiary of the Company, NesscoInvsat Limited (0367379), is solely, legally and beneficially entitled to, and has a good and marketable title to, the Property.

22.3	The subsidiary of the Company, NesscoInvsat Limited (0367379) or another Group Company, is in physical possession of and actual occupation of the whole of the Property.

22.4	There are no rights of occupation which are in the course of being acquired or which are claimed by any third party in relation to the Property.

22.5	The Property is not subject to any overriding interests adversely affecting the Property.

22.6	No Group Company owns, occupies or uses any land or buildings other than the Property.

22.7	No development at, or use of, the Property has been or is being undertaken in breach of Planning Legislation and the actual use of the Property is the permitted use under the Planning Legislation.

22.8	The Property is not the subject of any outstanding breaches of any building control regulations, and all alterations, additions or demolition works which have taken place at the Property have been carried out and completed in compliance with building control regulations.

22.9	No Group Company has any right to own, right to use, option, right of first refusal or contractual obligation to purchase, or any other legal right or interest in, or affecting, any land or buildings other than the Property.

22.10	No Group Company has received or are aware of any notice, order or proposal that would materially adversely affect the value, use or enjoyment of any of the Property or access to or from it.

22.11	The Property is not held on terms under which a Change of Control of the Company would allow any landlord or other third party to change those terms or to terminate the right of any Group Company to own, hold or use the Property.

22.12	There are no material disputes, actions, claims or demands relating to or affecting any of the Property.

22.13	There are no insurance policies relating to any issue of title affecting the Property.

22.14	Difficulty has never been experienced in obtaining insurance for the Property and the current requirements of the insurers of the Property have been complied with.

22.15	All fixtures and fittings in the Property are a Group Company’s own absolute property and are free from Encumbrances.

22.16	At Completion, the Property shall be free from all Encumbrances affecting the Property.

22.17	The Property is not subject to the payment of any outgoings other than the uniform business rates or water rates (and service charge payable under the title to the Property) and all such payments have been made to date.

22.18	There is no circumstance that could render any transaction affecting the title of NesscoInvsat Limited (03673679) to the Property liable to be set aside under the Insolvency Act 1986.

23.	RETIREMENT BENEFITS

23.1	The definitions in this paragraph apply in this agreement.

Pension Arrangements: the Nessco Group Holdings Ltd Group Pension Plan provided by Legal & General; the Nessco Ltd Retirement Benefits Scheme provided by Phoenix Life; the Nessco Limited Group Life Assurance Scheme; the Nessco Limited Retirement Benefits Scheme (the former Small Self-Administered Scheme which has now been wound up); TD Smith’s personal pension plan with Scottish Equitable; the Executive Pension Plan provided by Phoenix Life and J McPherson’s self-invested personal pension plan.

23.2	Except for the Pension Arrangements, no Group Company (or any associated or connected person) has or has had any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits in respect of its past or present officers or employees or their dependants (Pensionable Employees) and no proposal or announcement has been made to any Employees or officers of the Group about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any pension, lump sum, death, ill-health, disability or accident benefit.

23.3	Other than the Small Self-Administered Scheme known as the Nessco Limited Retirement Benefits Scheme, there are no former schemes which provided any pension, lump sum, death, ill-health, disability or accident benefit in respect of any past or present Employees of the Group.

23.4	The Group has at all times facilitated access for its Pensionable Employees to a designated stakeholder scheme as required by Section 3 of the Welfare Reform and Pensions Act 1999.

23.5	No Employee has any claim or right to benefits payable on early retirement or redundancy under an occupational pension scheme which has transferred to any Group Company by operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

23.6	With the exception of any insured death in service benefits, all benefits under the Pension Arrangements are “money purchase benefits” that is to say the benefits in respect of each member are related in amount to the value of the assets held in respect of that member and no assurance, promise or guarantee has been made or given of any particular level or amount of benefits to be provided under them.

23.7	Each Pension Arrangement is a registered pension scheme under Part 4 of the Finance Act 2004 and both the Group and the Pension Arrangements comply with and have at all times complied with all relevant pensions legislation.

23.8	No contribution or other payment due to any Pension Arrangement has fallen due which is unpaid.

23.9	All benefits (other than refunds of contributions and repayments of funds intended for the provision of retirement benefits) payable under the Pension

Arrangements on the death of a member and all benefits payable during periods of sickness or disability of any of the members are fully insured under a policy effected with an insurance company of good repute and each such member has as far as the Sellers are aware been covered for such insurance at the insurance company’s normal rates and on its normal terms for persons in good health.

23.10	The Small- Self-Administered scheme previously operated by the Group known as the Nessco Limited Retirement Benefits Scheme has been completely and properly wound up, and the Group has no remaining obligations or liabilities in relation to this arrangement.

24.	ANTI-CORRUPTION

24.1	Anti-corruption policies disclosed

All of the Group Companies anti-Corruption policies (if any) are disclosed in the Disclosure Letter.

24.2	Public sector contracts disclosed

All contracts, agreements and material particulars of any other arrangement between any Group Company and any governmental or other public sector organisations are disclosed in the Disclosure Letter.

24.3	Engagement in offences under Anti-corruption Laws

No Group Company is nor has it at any time engaged in any activity, practice or conduct which is or could constitute an offence under Anti-corruption Laws.

24.4	Bribery and procedures

No Associated Person of any Group Company has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for any Group Company, and each Group Company has in place adequate procedures in line with the guidance published by the Ministry of Justice under section 9 of the Bribery Act 2010 designed to prevent their Associated Persons from undertaking any such conduct.

24.5	Investigations or other proceedings under Anti-corruption Laws

No Group Company nor any of their Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under Anti-corruption Laws, and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

25.	ETHICAL BUSINESS PRACTICES

25.1	Each Group Company and their respective shareholders, officers, directors, employees and agents have used only legitimate business and ethical practices in its commercial operations and in promoting the Group’s position on issues before governmental authorities.

25.2	No Group Company nor any of their respective shareholders, officers, directors, employees or agents have given, offered, promised or authorised the giving of money or anything of value directly or indirectly, to any Government Official to influence any act, decision or omission of such Government Official, to obtain or retain business, to direct business to the Company or any Subsidiary, or to gain any improper advantage or benefit (any such payment is a Prohibited Payment). For the purpose of this paragraph 25.2 Government Official includes:

25.2.1	any officer or employee of any government or any department, agency or instrumentality (including without limitation any business or corporate entity owned or managed by a government) thereof, or any person acting in an official capacity on behalf of any such government, department agency or instrumentality (including without limitation any business or corporate entity owned or managed by a government);

25.2.2	any political party or official thereof;

25.2.3	any candidate for public office; or

25.2.4	any officer or employee or a public international organisation.

25.3	No Group Company any of their respective shareholders, officers, directors, employees or agents, has given, offered, promised or authorised the giving of money or anything of value, directly or indirectly, to any person while knowing that all or a portion of such money or thing of value would be used or would be likely to be used to make a Prohibited Payment.

25.4	No Group Company nor any of the Subsidiaries nor any of their respective has breached in any respect the Bribery Act 2010, United States Foreign Corrupt Practices Act, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable laws prohibiting bribery and corruption of public officials (collectively, Applicable Anti-Corruption Laws).

25.5	No individual shareholder, officer, director or employee of any Group Company, or any person Connected to them, is a Government Official of any country in which any Group Company does business.

26.	U.S. TRADE LAWS

26.1	So far as the Warrantors are aware, no Group Company nor any shareholder, director, officer or employee of the Company or any of the Subsidiaries has violated any applicable provisions of the U.S. Trade Laws during the past five years.

26.2	During the past five years, no Group Company has engaged in any commercial activities in or related to the following countries: (i) Cuba (ii) Iran (iii) Myanmar (formerly known as Burma) (iv) North Korea (v) Sudan, Iraq, or (vi) Syria, including without limitation providing services to entities located in such countries, selling or delivering products to such countries, or entering into any country or other obligation to provide services or products to such countries or to purchase goods or services from such countries.

27.	UK/EU TRADE LAWS

27.1	So far as the Warrantors are aware, no Group Company nor any shareholder, director, officer or employee of the Company or any of the Subsidiaries has violated any applicable provisions of the UK/EU Trade Laws during the past five years.

28.	HEALTH AND SAFETY MATTERS

28.1	The definitions in this paragraph apply in this agreement.

Health and Safety Law: any and all of the following:

(a)	any international, European Union, national, regional or local laws (including common law, statute law, civil, criminal and administrative law);

(b)	any subordinate legislation, including without limitation codes of practice, guidance notes, circulars, decisions, regulations and judgements; and

(c)	any judicial or administrative interpretation of each of the forgoing which relate to health and safety matters,

which are applicable, legally binding and in force at Completion.

28.2	So far as the Warrantors are aware, the business of the Group is being, and for the period of three years prior to the date of this Agreement has been, conducted in full compliance with Health and Safety Law.

28.3	For the period of three years prior to the date of this agreement, no member of the Group has received any formal letter notifying it or any prosecution, civil claim, or legal or regulatory proceedings under Heath and Safety Law which has not since been withdrawn, discharged, satisfied or complied with in all material respects.

SECTION 2: TAX WARRANTIES

1	GENERAL

1.1	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company or any Subsidiary to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits, were accurate and complete when supplied and remain accurate and complete in all material respects. None of the above is, or so far as the Warrantors are aware is likely to be, the subject of any material dispute with any Taxation Authority.

1.2	All Taxation (whether of the UK or elsewhere), for which the Company or any Subsidiary has been liable or is liable to account for, has been duly paid (insofar as such Taxation ought to have been paid).

1.3	The Company and each Subsidiary have, within applicable time limits, kept and maintained, and have control and possession of, complete and accurate records, invoices and other information in relation to Taxation as they are required or is prudent to keep and maintain. Such records, invoices and information form part of tax accounting arrangements and contain sufficient information to enable the tax liabilities of the Company and any Subsidiary to be calculated accurately in all material respects.

1.4	The Company and each Subsidiary have complied within applicable time limits with all notices served on them and any other requirements lawfully made of them by any Taxation Authority.

1.5	Neither the Company nor any Subsidiary has made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or preceding accounting periods and is not, and has never been, under any obligation to do so.

1.6	Neither the Company nor any Subsidiary has been liable to pay or paid, within the past seven years ending on the date of this agreement, any penalty, fine, surcharge or interest charged by virtue of the TMA 1970 or any other Taxation Statute, and so far as the Warrantors are aware there are no circumstances existing at Completion whereby either the Company or any Subsidiary will become so liable.

1.7	All Taxation, national insurance and social security contributions (including employer’s contributions) deductible and payable under the PAYE system and/or any other Taxation Statute have, so far as is required to be deducted, been deducted from all payments made (or treated as made) by the Company or any Subsidiary. All amounts due to be paid to the relevant Taxation Authority prior to the date of this agreement have been so paid, including without limitation all Tax chargeable on benefits provided for directors, employees or former employees of the Company or any Subsidiary or any persons required to be treated as such.

1.8	All payments made the Company or any Subsidiary to any person which ought to have been made under deduction of Tax have been so made and the Company or relevant Subsidiary (if required by law to do so) has accounted to the relevant Taxation Authority for the Tax so deducted.

1.9	The Disclosure Letter contains full details of all current dispensations agreed by the Company and each Subsidiary with HM Revenue & Customs in relation to PAYE and all notifications given by HM Revenue & Customs under Section 65 ITEPA.

1.10	Neither the Company nor any Subsidiary is involved in any dispute with any Taxation Authority or has, within the past 12 months, been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority. So far as the Warrantors are aware there are no circumstances existing which make it likely that a visit, audit, investigation, discovery or access order by any Taxation Authority will be made.

1.11	The Disclosure Letter contains details of any concession, agreements (including agreements for the deferred payment of any tax liability) or other formal or informal arrangement (that is, an arrangement which is not based on a strict interpretation of all relevant Taxation legislation, published extra-statutory concessions and published statements of practice) with any Taxation Authority.

1.12	The Disclosure Letter contains details of all transactions, schemes or arrangements in respect of which the Company or any Subsidiary has been a party or has otherwise been involved for which a statutory clearance application was made. The Disclosure Letter also contains copies of all relevant applications for clearances and copies of all clearances obtained in connection with such transactions, schemes or arrangements. All such clearances have been obtained on the basis of full and accurate disclosure of all material facts and considerations relating thereto. All such transactions, schemes or arrangements have been implemented strictly in accordance with the terms of such clearances.

1.13	Neither the Company nor any Subsidiary is, or so far as the Warrantors are aware will become, liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than the Company or any Subsidiary).

1.14

The Accounts make proper provision or reserve within generally accepted accounting principles for any period ended on or before the date to which they were drawn up for all Taxation assessed or liable to be assessed on the Company or the relevant Subsidiary, or for which the Company or the relevant Subsidiary is accountable at that date, whether or not the Company or that Subsidiary has (or may have) any right of reimbursement against any other person. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

1.15	Neither the Company nor any Subsidiary has entered into a Managed Payment Plan within the provisions of section 111 of the Finance Act 2009 (paragraph 80 of Schedule 7 to the Taxation (International and Other Provisions) Act 2010) nor into any arrangement with HM Revenue & Customs for the deferred payment of any liability to Taxation.

1.16	Neither the Company nor any Subsidiary is a qualifying company within the meaning of Schedule 46 to the Finance Act 2009.

1.17	No officer or employee of the Company or any Subsidiary participates in any share option scheme or share acquisition or share ownership plan of any kind relating to the Company or any Subsidiary.

1.18	No securities of the Company or any Subsidiary have been acquired by any officer or employee of the Company or any Subsidiary (including any former officer or employee) in circumstances in which any liability to income tax (including PAYE and/or national insurance contributions) could arise under Part 7 of ITEPA.

1.19	The Company has not and no Subsidiary has entered into any election with any officer or employee of the Company or any Subsidiary under Sections 430 or 431 of ITEPA.

2	CHARGEABLE GAINS

2.1	The Disclosure Letter sets out particulars of all claims and elections made (or assumed in the Accounts to be have been made) under any of sections 23, 152-162, 165, 247, 247A and 248 of TCGA 1992 insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal by the Group of any of its assets after the Accounts Date.

2.2	There has been no transaction to which any of the following provisions applies or could apply in respect of any asset held by the Company or any Subsidiary:

(a)	Section 135 and 136 TCGA 1992 (reconstructions and amalgamations);

(b)	Section 139 TCGA 1992 (transfers of assets on reconstructions and amalgamations);

(c)	Section 171-173 (inclusive) TCGA 1992 (intra-group transfers); or

(d)	Section 242(2) TCGA 1992 (small part disposals of land).

2.3	No chargeable gain would arise on the disposal by the Company or any Subsidiary of any asset acquired since the Accounts Date for a consideration equal to the consideration actually given for such acquisition.

3	CAPITAL LOSSES

No capital loss has accrued to the Company or any Subsidiary that is a loss within the meaning of either section 8 or section 16A of TCGA 1992.

4	CAPITAL ALLOWANCES

4.1	If any pool of assets (that is, all those assets whose expenditure would be taken into account in computing whether a balancing charge would arise on disposal of any other of these assets) or any asset not in such a pool, of the Company or any Subsidiary were disposed of at Completion for its book value as shown in, or adopted for the purpose of, the Accounts, or for the value of consideration actually given for it on its acquisition (if such asset were acquired since the Accounts Date), no balancing charge under Capital Allowance Act 2001 (CAA 2001) (or any other legislation relating to capital allowances) or similar clawback of relief in jurisdictions outside the UK would be made on the Company or that Subsidiary.

4.2	No event has occurred since the Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account, by the Company or any Subsidiary under CAA 2001 (or any other legislation relating to capital allowances) or similar legislation relating to relief for similar capital expenditure in jurisdictions outside the UK.

4.3	The Disclosure Letter contains details of:

(a)	all expenditure incurred since the Accounts Date in respect of which allowances can be claimed under Parts 2 and 3 of CAA 2001;

(b)	all capital allowances to which the Company is entitled under Chapter 14 of Part 2 of CAA 2001;

(c)	any claim for first-year tax credits within the meaning of Schedule 1A of CAA 2001 or for business renovation allowances under Part 3A of CAA 2001; and

(d)	all expenditure incurred on the provision of or replacement of integral features within the meaning of section 33A of CAA 2001.

4.4	The Company has not and no Subsidiary has made any claim for capital allowances in respect of any asset which is leased to or from or hired to or from the Company or a Subsidiary and no election affecting the Company or any Subsidiary has been made or agreed to be made under Sections 177 or 183 CAA 2001 in respect of any such assets.

5	DISTRIBUTIONS AND OTHER PAYMENTS

5.1	No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of Corporation Tax Act 2010 (CTA 2010), has been made (or will be deemed to have been made) by the Company or any Subsidiary, except dividends shown in their statutory accounts, and neither the Company nor any Subsidiary is bound to make any such distribution.

5.2	The Company has not and no Subsidiary has at any time repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce its share capital or made any bonus issue or otherwise issued share capital as paid up other than for the receipt of new consideration (as defined in Section 1115 of CTA 2010).

5.3	No rents, interest, annual payments or other sums of an income nature, paid or payable by the Company or any Subsidiary, or which the Company or any of the Subsidiaries is under an obligation to pay in the future, are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for Taxation purposes.

5.4	No securities within the meaning of Section 1117 of CTA 2010 issued by the Company or any Subsidiary and remaining in issue at the date of this agreement were issued in such circumstances that the interest payable thereon falls to be treated as a distribution under Section 1000 of CTA 2010, nor has the Company or any Subsidiary agreed to issue any such securities.

5.5	Neither the Company nor any Subsidiary has, within the period of seven years preceding Completion, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010, nor has it made or received a chargeable payment as defined in section 1088 of CTA 2010.

5.6	Neither the Company nor any Subsidiary has received, or so far as the Warrantors are aware is likely to receive, a dividend which is not exempt within the provisions set out in chapters 2 and 3 of Schedule 14 to the Finance Act 2009.

6	LOAN RELATIONSHIPS

All interests, discounts and premiums payable by the Company or any Subsidiary in respect of its loan relationships within the meaning of Part 5 of Corporation Tax Act 2009 (CTA 2009) are eligible to be brought into account by the Company or the Subsidiaries as a debit for the purposes of Part 5 of CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of the Company or the Subsidiaries.

7	CLOSE COMPANIES

7.1	Neither the Company nor any Subsidiary is, nor has ever been, a close investment-holding company as defined in section 34 of CTA 2010.

7.2	No distribution within section 1064 of CTA 2010 has been made by the Company or any Subsidiary during the last seven years ending at the Accounts Date, nor have such distributions been made between the Accounts Date and Completion.

7.3	Any loans or advances made, or agreed to be made, by the Company or any Subsidiary within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Disclosure Letter. Neither the Company nor any Subsidiary has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

8	GROUP RELIEF

8.1	Except as provided in the Accounts, neither the Company nor any Subsidiary is, or will be, obliged to make or be entitled to receive any payment in pursuance of an agreement as respects amounts surrendered by way of group relief as defined in section 183 of CTA 2010 to or by the Company or any Subsidiary in respect of any period ending on or before Completion, or any payment for the surrender of the benefit of an amount of advance corporation tax or any repayment of such a payment.

8.2	The Disclosure Letter contains, with express reference to this paragraph, full details of every written agreement relating to the claim or surrender of group relief (as defined by Part 5 of CTA 2010) to which the Company or any Subsidiary is or has been a party within the last seven years.

9	GROUPS OF COMPANIES

9.1	The Company and any Subsidiary together comprise a group for the purposes of Part 5 of CTA 2010 and, so far as the Warrantors are aware, there are no circumstances or arrangements as a result of which any Subsidiary or the Company will cease to form part of such group.

9.2	Neither the Company nor any Subsidiary has entered into, or agreed to enter into, an election pursuant to sections 171A or 179A of TCGA 1992, paragraph 16 of Schedule 26 to the Finance Act 2008, or section 792 of CTA 2009 (or paragraph 66 of Schedule 29 to the Finance Act 2002).

9.3	Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company or any Subsidiary for Taxation purposes or to the clawback of any relief previously given.

9.4	Neither the Company nor any Subsidiary has ever been party to any arrangements pursuant to sections 59F-G of TMA 1970 (group payment arrangements).

10	INTANGIBLE ASSETS

For the purposes of this paragraph 10, references to intangible fixed assets mean intangible fixed assets and goodwill within the meaning of Part 8 of CTA 2009.

10.1	The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets of the Company and the Subsidiaries and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company or any Subsidiary. So far as the Warrantors are aware no circumstances have arisen since the Accounts Date by reason of which that basis might change.

10.2	No claims or elections have been made by the Company or any Subsidiary under section 827 of CTA 2009, Chapter 7 Part 8 CTA 2009 or Part 7 of, or paragraph 86 of, Schedule 29 to the Finance Act 2002 in respect of any intangible fixed asset of the Company or any Subsidiary.

10.3	Since the Accounts Date:

(a)	neither the Company nor any Subsidiary owns an asset which has ceased to be a chargeable intangible asset in the circumstances described in section 859 of CTA 2009;

(b)	neither the Company nor any Subsidiary has realised or acquired an intangible fixed asset for the purposes of Part 8 of CTA 2009; and

(c)	no circumstances have arisen which have required, or will require, a credit to be brought into account by the Company or any Subsidiary on a revaluation of an intangible fixed asset.

11	COMPANY RESIDENCE, TREASURY CONSENTS AND OVERSEAS INTERESTS

11.1	The Company and the Subsidiaries have, throughout the past seven years, been resident in the UK only for tax purposes and have not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements having effect under section 18 of CTA 2009, section 2 of Taxation (International and Other Provisions) Act 2010 (TIOPA 2010) or for any other tax purpose.

11.2

Neither the Company nor any Subsidiary has caused, permitted or entered into any of the transactions set out in section 37 of, and paragraph 8 of Schedule 17 to, the Finance Act 2009 (international movement of capital) without having duly provided the required information to HM Revenue & Customs, or, in relation to transactions carried out before 1 July 2009 as specified in section 765 of ICTA 1988, without the prior written consent of HM Treasury.

11.3	Neither the Company nor any Subsidiary holds shares in a company which is not resident in the UK and which would be a close company if it were resident in the UK in circumstances such that a chargeable gain accruing to the company not resident in the UK could be apportioned to the Company and/or any Subsidiary pursuant to section 13 of TCGA 1992.

11.4	Neither the Company nor any Subsidiary is holding, or has held in the past seven years, any interest in a controlled foreign company within section 747 of ICTA 1988. Neither of the Company nor any Subsidiary has any interest in an offshore fund as defined in Part 8 of TIOPA 2010.

11.5	Neither the Company nor any Subsidiary has, or within the last seven years has had, a permanent establishment outside the UK.

11.6	Neither the Company nor any Subsidiary is, or has ever been, an agent or permanent establishment of another company, person, business or enterprise for the purpose of assessing the company, person, business or enterprise to Taxation in the country of residence of the Company or any Subsidiary.

12	ANTI-AVOIDANCE

12.1	All transactions or arrangements made by the Company or any Subsidiary have been made on fully arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been properly documented. There are no circumstances in which Part 4 of TIOPA 2010 or any other rule or provision could apply allowing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes, and no notice or enquiry has been made by any Taxation Authority in connection with any such transactions or arrangements.

12.2	Neither the Company nor any Subsidiary has been involved in any transaction or series of transactions the main purpose or one of the main purposes of which was the avoidance of Tax or any transaction that produced a Tax loss with no corresponding commercial loss.

13	INHERITANCE TAX

13.1	Neither the Company nor any Subsidiary has:

(a)	made any transfer of value within sections 94 and 202 of the Inheritance Tax Act (IHTA 1984); or

(b)	received any value such that liability might arise under section 199 of IHTA 1984; or

(c)	been a party to associated operations in relation to a transfer of value as defined by section 268 of IHTA 1984.

13.2	There is no unsatisfied liability to inheritance tax attached to, or attributable to, the Sale Shares or any asset of the Company or any Subsidiary. None of them is subject to any HM Revenue & Customs charge as mentioned in section 237 and 238 of IHTA 1984.

13.3	No asset owned by the Company or any Subsidiary, nor the Sale Shares, is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

14	VALUE ADDED TAX

14.1	The Company and the Subsidiaries are each taxable persons and are each registered for the purposes of VAT.

14.2	Neither the Company, nor any Subsidiary, is or has been in the period of six years ending with the date of Completion, a member of a group of companies for VAT purposes other than the group of companies comprising the Company and the Subsidiaries alone.

14.3	The Company and each Subsidiary is registered, for the purposes of VAT, with quarterly prescribed accounting periods. Such registration, as is referred to in paragraph 14.1, is not pursuant to paragraph 2 of Schedule 1 to the VATA 1994 or subject to any conditions imposed by or agreed with HM Revenue & Customs. Neither the Company nor any Subsidiary is (nor so far as the Warrantors are aware are there any circumstances by virtue of which they may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993. The Company and each Subsidiary have complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT.

14.4	The Company and each Subsidiary has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, promptly submitted accurate returns, maintained full and accurate VAT records and neither the Company nor any Subsidiary has within the past seven years ending on the date of this agreement been subject to any interest, forfeiture, surcharge or penalty, nor been given any notice under Sections 59, 59A or 64 VATA, nor been given a warning within Section 76(2) of VATA, nor been required to give security under paragraph 4, Schedule 11 of VATA.

14.5	All supplies made by the Company or any Subsidiary are taxable supplies. Neither the Company nor any Subsidiary has been, or so far as the Warrantors are aware will be, denied full credit for all input tax paid or suffered by it. All VAT paid or payable by the Company or any Subsidiary is input tax as defined in section 24 of the VATA 1994 and regulations made under it.

14.6	So far as the Warrantors are aware there are no circumstances by virtue of which there could be a claw back of input tax from the Company or any Subsidiary under Section 36(4) of VATA.

14.7	No act or transaction has been effected in consequence of which the Company or any Subsidiary is or may be held liable for any VAT arising from supplies made by another company. No direction has been given nor so far as the Warrantors are aware will be given by HM Revenue & Customs under Schedule 9A to the VATA 1994 as a result of which the Company or any Subsidiary would be treated for the purposes of VAT as a member of a group other than the group comprising the Company and the Subsidiaries alone.

14.8	For the purposes of paragraph 2 of Schedule 10 to the VATA 1994, the Company, any Subsidiary and any relevant associates of such companies (within the meaning of paragraph 3 of Schedule 10 to the VATA 1994) have each exercised the option to tax (pursuant to paragraph 2 of Schedule 10 to the VATA 1994) only in respect of those properties listed as having been the subject of such an election in the Disclosure Letter.

14.9	The Disclosure Letter contains full details of all options to tax exercised as detailed under paragraph 14.8 and of all notices of such options to tax received by the Company and each Subsidiary from the holder of any interest immediately superior to that held by the Company or the Subsidiary in respect of any property, and in respect of each option to tax exercised (or treated as having been exercised) by the Company or any Subsidiary or such person of which the Company or a Subsidiary is a relevant associate:

(a)	all things necessary for the option to tax to have effect have been done; and

(b)	a copy of the notification and any permission and of any other correspondence with H.M Revenue & Customs in connection with the option to tax is provided in the Disclosure Letter; and

(c)	the option to tax has not nor will be disapplied or rendered ineffective by virtue of the application of the provisions of paragraph 12 Schedule 10 VATA 1994; and

(d)	the property in relation to which the option to tax has effect is not greater than that stated in the notification of the option to tax.

14.10	Neither the Company nor any Subsidiary owns, or has at any time within the period of ten years preceding the date of this agreement owned, any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

14.11	Neither the Company nor any Subsidiary has made any claim for any bad debt relief under section 36 of the VATA 1994. There are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid.

15	STAMP DUTY, STAMP DUTY LAND TAX AND STAMP DUTY RESERVE TAX

15.1	Any document that may be necessary or desirable in proving the title of the Company or any Subsidiary to any asset which is owned by the Company or any Subsidiary at Completion, or to enforce any rights, and each document which the Company or any Subsidiary may wish to enforce or produce in evidence, is duly and properly stamped for stamp duty purposes and all Stamp Duty and similar taxes or duties in other countries to which they have been or are liable, have been paid. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

15.2	Neither entering into this agreement nor Completion will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company or any Subsidiary.

15.3	The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company or any Subsidiary before Completion in respect of which the Warrantors are aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

15.4	The Company and any Subsidiary has complied in all respects with the provisions of Part IV of Finance Act 1986 (Stamp Duty Reserve Tax) and any regulations made under such legislation. Neither the Company nor any Subsidiaries have entered into any agreement whereby it is, or may become, liable to Stamp Duty Reserve Tax.

16	TAX SHARING

Neither the Company nor any Subsidiary is bound by or party to any Taxation indemnity, Taxation sharing or any Taxation allocation agreement in respect of which claims against the Company or any Subsidiary would not be time barred.

Part 6: Warrantors Limitation of Liability and Conduct of Claims

1	APPLICATION OF THIS SCHEDULE

1.1	The provisions of this Part 6 of the Schedule shall operate to limit the liability of the Warrantors in respect of any Claim.

1.2	For the avoidance of doubt, for the purposes of this Part 6 of the Schedule, the term Claim (as defined in clause 8) shall not include any Tax Covenant Claim.

2	MITIGATION AND RESCISSION

2.1	The Purchaser shall, and shall procure that each Group Company shall, take all reasonable steps to avoid or mitigate any loss or liability which may give rise to a Claim provided that such obligation shall not require the Purchaser or any Group Company to take any steps that would be detrimental to their business or their customers, suppliers or employees.

2.2	The Purchaser agrees that rescission shall not be available as a remedy for any breach of this agreement and agrees not to claim that remedy.

3	KNOWLEDGE

3.1	The Purchaser shall not be entitled to make a Claim if and to the extent that the facts or circumstances giving rise to the Claim are actually known to the Purchaser at Completion and for this purpose the Purchaser shall only be deemed to have an actual knowledge of any facts and circumstances to the extent that Marty Jimmerson, Bill Sutton or Mark Slaughter is in possession of the relevant information, is actually aware that he is in possession of such information, and understands the nature an effect on the business of the Purchaser and each Group Company of such information.

4	LIMITATIONS

4.1	No Claim shall be admissible and the Warrantors shall not be liable in respect thereof to the extent that:

4.1.1	any Claim or the subject matter thereof has been or is made good (otherwise than by the Purchaser or any member of the Purchaser’s Group); or

4.1.2	such Claim is attributable to any voluntary act, omission, transaction or arrangement carried out at the written request of or with the written consent of the Purchaser before Completion.

5	INSURANCES

If, in respect of any matter which would give rise to a Claim, the Purchaser or any Group Company is entitled to make a claim under any policy of insurance, then such claim shall be made and any such Claim shall be reduced (or, as the case may be, reimbursement made for any Claim settled) by the amount recovered (less all reasonable costs, charges, taxes and expenses incurred by the Purchaser in recovering that sum from its insurers), under such policy of insurance or extinguished if the amount recovered (less all reasonable costs, charges, taxes and expenses incurred by the Purchaser in recovering that sum from its insurers) exceeds the amount of the Claim (or, as the case may be, reimbursement made for any Claim settled).

6	RECOVERY FROM THIRD PARTIES

6.1	Where the Purchaser or any Group Company is at any time entitled to recover from some other person (not being the Purchaser or any member of the Purchaser’s Group or the Group) (Third Party) any sum in respect of any matter giving rise to a Claim, the Purchaser shall (if indemnified and secured to its reasonable satisfaction by the Sellers against any losses, claims, costs, charges, taxes and expenses that it may incur) take all reasonable steps to enforce such recovery provided that such obligation shall not require the Purchaser or any Group Company to take any steps that would be detrimental to their business or their customers, suppliers or employees.

6.2	If the Purchaser recovers any amount from a Third Party, the amount of the Claim shall then be reduced by the amount recovered (less all reasonable costs, charges, taxes and expenses incurred by the Purchaser in recovering that sum from such Third Party) or be extinguished if the amount recovered (less all reasonable costs, charges, taxes and expenses incurred by the Purchaser in recovering that sum from such Third Party) exceeds the amount of the Claim.

6.3	If the Warrantors at any time pay to the Purchaser or any member of the Group an amount pursuant to a Claim and the Purchaser subsequently recovers from a Third Party any sum in respect of the matter giving rise to such Claim, the Purchaser shall repay to the Warrantors as soon as possible so much of the amount paid to the Purchaser as does not exceed the sum recovered from such Third Party (less all reasonable costs, charges, taxes and expenses incurred by the Purchaser in recovering that sum from such Third Party).

6.4	If any amount is repaid to the Warrantors by the Purchaser in accordance with paragraph 6.3 above, an amount equal to the amount so repaid shall be deemed never to have been paid by the Warrantors to the Purchaser provided that the Purchaser suffers no loss by virtue of such action.

7	RETROSPECTIVE LEGISLATION

7.1	No liability shall arise in respect of any Claim to the extent that liability in respect of such Claim arises or is increased wholly or partly as a result of any legislation not in force at the date of this agreement which takes effect retrospectively.

8	CONDUCT OF THIRD PARTY CLAIMS

8.1	The Purchaser shall or procure that the relevant Group Company shall as soon as reasonably practicable inform the Warrantors in writing of any claim by any third party (Third Party Claim) which comes to the notice of the Purchaser or any other member of the Purchaser’s Group whereby it appears that the Warrantors are likely to become liable under any Claim.

9	CONTINGENT LIABILITIES

If any Claim arises by reason of some matter which, at the time such Claim is notified to the Warrantors, is contingent only or otherwise not capable of being quantified, and that Claim is notified before the expiry of the time limits set out in clause 7.7.1 or 7.7.2, the Claim (even though contingent) shall be deemed to have been notified properly and in accordance with such time limits but the Warrantors shall not be under any obligation to make any payment in respect of such breach or Claim unless and until such liability ceases to be contingent or becomes capable of being quantified, as the case may be. The proviso to clause 7.7 shall be amended in relation to such Claim so as to require that legal proceedings be commenced within six months from the date on which the said matter ceases to be contingent or becomes capable of being quantified, as the case may be, in order for the liability of the Warrantors not to determine.

Part 7 : Tax Covenant

1	INTERPRETATION

1.1	The definitions and rules of interpretation in this paragraph apply in this Tax Covenant.

1.2	Save as herein otherwise provided words and expressions defined in this agreement shall bear the same meanings in this Tax Covenant and any provisions of this agreement concerning matters of interpretation or construction shall apply equally to this Tax Covenant.

1.3	The following expressions have the following meanings:

Accounts Relief: a Relief the availability of which:

(a)	has been treated and shown as an asset (other than a right to repayment of Tax) in the Management Accounts; or

(b)	is a right to repayment of Tax which has been treated and shown as an asset in the Management Accounts.

Auditors: the auditors for the time being of the Company or the relevant Subsidiary (or if there shall be no auditors appointed the accountants for the time being of the Company or the relevant Subsidiary) or, if for any reason such auditors (or, as the case may be, accountants) refuse to act, cannot act or do not act promptly, such independent firm of accountants to be agreed between the Purchaser and the Warrantors and failing agreement a firm of independent accountants to be appointed at the request of any party by the President for the time being of the Institute of Chartered Accountants of Scotland.

Event includes (without limitation) the death or the winding up or dissolution of any person, and any event, act, omission, default, occurrence, circumstance, transaction, dealing or arrangement of any kind whatsoever, including Completion.

Group Relief: any or all of the following:

(a)	group relief capable of being surrendered or claimed pursuant to Part 5 of the Corporation Tax Act 2010;

(b)	advance corporation tax capable of being surrendered or claimed pursuant to section 240 of ICTA 1988 (set off of company’s surplus advance corporation tax against subsidiary’s liability to corporation tax);

(c)	the notional transfer of an asset or reallocation of a gain or loss pursuant to regulation 15 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 (SI 1999/358);

(d)	a Tax refund capable of being surrendered or claimed pursuant to section 963 of the Corporation Tax Act 2010;

(e)	eligible unrelieved foreign Tax surrendered or claimed pursuant to The Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001; and

(f)	any other Relief available between members of a group for Tax purposes.

IHT Liability: any inheritance tax liability which:

(a)	arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whensoever occurring);

(b)	has given rise before or on Completion to a charge on any of the shares in or assets of the Company or a power to sell, mortgage or charge any of the shares in or assets of the Company; or

(c)	after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares in or assets of the Company as a result of the death of any person within seven years of a transfer of value which occurred before Completion;

and in determining for the purposes of this definition whether a charge on or power to sell, mortgage or charge any of the shares or assets of the Company exists at any time, the fact that the inheritance tax is not yet payable, or may be paid by instalments, shall be disregarded, and such inheritance tax shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises, and the provisions of section 213 of IHTA 1984 shall not apply.

Liability for Taxation:

(a)	a liability of the Company or any Subsidiary to make an actual payment or increased payment of, or in respect of, or on account of, Tax (Actual Liability for Taxation), in which case the amount of the Liability for Taxation shall be the amount of the actual payment or increased payment;

(b)	the loss otherwise than by way of utilisation or set off of an Accounts Relief in which case the amount of the tax liability shall be the amount of Tax which would have been saved but for such loss (assuming that the Company had used the Relief in full and that, to the extent that there is an Actual Liability for Taxation as a result of the loss, the Tax would have been charged at the Tax rates applying to that period and, where there is no Actual Liability to Taxation, the Tax that would have been saved would have been charged at the Tax rates current at the Completion Date) or, where the Relief is a right to repayment of Tax, the amount of the repayment of Tax; and

(c)	the use or setting off of any Purchaser’s Relief in circumstances where, but for such use or setting off, the Company would have had an Actual Liability for Taxation in respect of which the Warrantors would have been liable under this Tax Covenant, in which case the amount of the Liability for Taxation shall be the amount for which the Warrantors would have been liable under this Tax Covenant but for such set-off or utilisation; and

(d)	an IHT Liability.

Loss: any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or claw-back for whatever reason.

Overprovisions: the amount by which any provision in the Management Accounts relating to Tax (other than deferred tax) is overstated, applying the accounting policies, principles and practices adopted in relation to the preparation of the Management Accounts (and ignoring the effect of any change in law or Tax Practice made after Completion).

Post Completion Date Relief: any Relief which arises to the Company or any Subsidiary in the ordinary course of business of the Company or any Subsidiary and is not available before the Completion Date but arises after the Completion Date.

Purchaser’s Relief:

(a)	any Post Completion Date Relief;

(b)	any Accounts Relief; and

(c)	any Relief, whenever arising, of the Purchaser or any member of the Purchaser’s Tax Group (other than the Company or any Subsidiary).

Purchaser’s Tax Group: the Purchaser and any other company or companies which either are or become after Completion, or have within the seven years ending at Completion been, treated as members of the same group as, or otherwise connected or associated in any way with, the Purchaser for any Tax purpose.

Relief: includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

Saving: the reduction or elimination of any liability of the Company or any Subsidiary to make a payment of Tax in respect of which the Warrantors would not have been liable under paragraph 2, by the use or set-off of any Relief arising as a result of a Liability for Taxation in respect of which the Warrantors have made full payment under paragraph 2 of this Tax Covenant

Straddle Period: any accounting period that commences before the Completion Date and ends after the Completion Date.

Tax Claim: any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority from which it appears that the Company or any Subsidiary is or may be subject to a Liability for Taxation or other liability in respect of which the Warrantors are or may be liable under this Tax Covenant.

Tax Practice: the published practices and concessions of any Taxation Authority relating to Tax and the interpretations of any Taxation Statute previously applied by any Taxation Authority in respect of the Company or any Subsidiary.

1.4	References to paragraphs are references to paragraphs of this Tax Covenant.

1.5	References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received (but the foregoing shall not include capital gains which have accrued but, as at Completion, have not been realised).

1.6	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.7	References to any law of Scotland shall be read and construed as also meaning any law of any other jurisdiction that has an equivalent purpose or that most nearly approximates to Scots law.

1.8	Where references are made to any notice to be given, or to any other communication that is to be made, to the Warrantors by the Purchaser, any reference to the Warrantors shall include any representative of the Warrantors agreed between the parties under this Tax Covenant or otherwise.

1.9	Unless the contrary intention appears any obligation or liability of the Warrantors hereunder is an obligation or liability undertaken or incurred jointly and severally, and is subject to the other limitations contained in paragraph 4 below, clause 7 of this agreement and Part 6 of the Schedule.

1.10	References to an Event occurring on or before a particular date or in respect of a particular period shall include an Event which is deemed to have or is treated as having occurred on or before that date or in respect of that period.

1.11	Any reference to something occurring in the ordinary course of business will, without prejudice to the generality thereof, be deemed not to include:

1.11.1	anything which involves, or leads directly or indirectly to, any liability of the Company to Taxation that is the primary liability of, or properly attributable to, or due from another person (other than a member of the Purchaser’s Tax Group) or is the liability of the Company only because some other person, other than a member of the Purchaser’s Tax Group, has failed to pay it or is the liability of the Company because it has elected to be regarded as taxable or liable or to be regarded as having made a disposal;

1.11.2	anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or leasing of tangible or intangible property) in a transaction which is not entered into on arm’s length terms;

1.11.3	anything which relates to or involves the making of a distribution for Taxation purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or the Company becoming or ceasing or being treated as ceasing to be a member of a group of companies or as becoming or ceasing to be associated or connected with any other company for any Taxation purpose;

1.11.4	anything which relates to a transaction or arrangement which includes, or a series of transactions or arrangements which includes, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of a Liability for Taxation, and any Tax arising under Parts 14, 15, 16, 18, 19 and 20 of CTA 2010;

1.11.5	anything that gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset;

1.11.6	anything which involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes;

1.11.7	any failure by the Company to deduct, charge, recover or account for Tax;

1.11.8	the acquisition or disposal of a capital asset;

1.11.9	anything which relates to an event falling within Part 10 of CTA 2010; and

1.11.10	anything that gives rise to liability for any inheritance tax unpaid at Completion in respect of which any Taxation Authority has any charge over any of the shares in or assets of the Company, or gives rise to a power to sell, mortgage or charge any of the shares in or assets of the Company.

2	COVENANT

2.1	The Warrantors jointly and severally covenant with the Purchaser that, subject to the provisions of this Tax Covenant, the Warrantors shall pay to the Purchaser an amount equal to any:

2.1.1	Liability for Taxation resulting from or by reference to any Event occurring, or entered into, on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company or any Subsidiary on or before Completion;

2.1.2	Liability for Taxation which arises as a result of the relationship for Tax purposes of the Company or any Subsidiary with any person other than a member of the Purchaser’s Tax Group being a relationship that existed before Completion;

2.1.3	the amount of any Liability for Taxation in respect of the emoluments or amounts treated as income of employees or directors of the Company for periods ended on or before Completion and arising or treated as arising from their employment or directorships with the Company or in respect of services rendered by an individual to the Company where Tax which should have been accounted for by the Company has not been properly accounted for or proper returns have not been made in respect of such emoluments and which the Company is liable for; and

2.1.4	costs and expenses referred to in paragraph 10.

3	PAYMENT DATE AND INTEREST

3.1	Where the Warrantors are liable to make any payment under paragraph 2 (including any payment pursuant to paragraph 2.1.4), the due date for the making of that payment (Due Date) shall be, in a case:

3.1.1	that involves an Actual Liability for Taxation, the date which is the later of the date falling ten Business Days after the written demand therefor by the Purchaser, and the date falling ten Business Days prior to the last date on which the Tax in question becomes due and payable to the relevant Taxation Authority; or

3.1.2	that involves a Liability for Taxation which is not an Actual Liability for Taxation:

(a)	the date which is later of the date falling ten Business Days after the written demand therefor by the Purchaser, and the date falling ten Business Days prior to the due date for payment of the Tax that would have been relieved (disregarding the availability of any other Relief) in the case of the loss of, non-availability, reduction or failure to obtain an Accounts Relief that is not a right to repayment of Tax; or

(b)	the date which is the later of the date falling ten Business Days after the written demand therefor by the Purchaser, and the date falling ten Business Days prior to the date on which the Tax would otherwise have been repaid in the case of the loss of or failure to obtain an Accounts Relief that is a right to repayment of Tax; or

(c)	that involves the use or setting off of a Purchaser’s Relief against an Actual Liability for Taxation in respect of which the Warrantors would otherwise have been liable, the later of ten Business Days after the date of written demand therefor by the Purchaser and the date ten Business Days before the last date for payment of the Tax which the Company would have had to pay but for such use or set off; or

(d)	in any other case, the date falling ten Business Days after written demand is made thereof by the Purchaser.

3.2	Any dispute as to the amount specified in any notice served on the Warrantors under paragraph 3.1.2 or 3.1.3 shall be determined by the Auditors acting as experts and not as arbiters (the costs of that determination being shared equally by the Warrantors and the Purchaser).

3.3	If any payment due to be made by the Warrantors under this Tax Covenant is not made on the Due Date, then except to the extent that the liability of the Warrantors under paragraph 2 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, it shall carry interest from the Due Date until actual payment in full has been made at the rate of 2 per cent above the base rate from time to time of The Bank of England.

4	EXCLUSIONS

4.1	The covenant contained in paragraph 2 above shall not cover any Liability for Taxation (which for the purposes of this paragraph 4 shall include a liability under paragraph 2.1.4), and the Warrantors shall not be liable in respect of any Claim arising under the Tax Warranties, to the extent that:

4.1.1	specific provision or reserve in respect thereof is made in the Management Accounts;

4.1.2	it was discharged on or prior to the Completion Date and such discharge was either (i) reflected in the Management Accounts, or (ii) made at no cost to the Company or any Subsidiary;

4.1.3	such Liability for Taxation arises as a result of a transaction in the ordinary course of the business of the Company after the Locked Box Date and prior to Completion; or

4.1.4	it arises or is increased as a result of:-

(a)	any change in the law of Tax announced and coming into force after Completion (whether relating to rates of Tax or otherwise); or

(b)	any change in Tax Practice made after Completion; or

(c)	the withdrawal after Completion of any published extra-statutory concession previously made by a Taxation Authority; or

(d)	any decision after Completion of any court or tribunal having jurisdiction which changes or is understood to have changed the previously determined or understood position,

in each case whether or not any such change, withdrawal or decision purports to be effective retrospectively in whole or in part; or

4.1.5	it would not have arisen but for a change after Completion in the bases upon which the Company or any Subsidiary prepares its accounts or the date to which such accounts are prepared, unless such change was necessary to comply with law or generally accepted accounting principles prevailing at the relevant time; or

4.1.6	it would not have arisen but for a voluntary act or transaction carried out by the Purchaser, the Company or any Subsidiary after Completion being an act which:

(a)	is not in the ordinary course of business; and

(b)	could reasonably have been avoided; and

(c)	the Company or the relevant Subsidiary was not legally committed to do under a commitment that existed on or before Completion; and

(d)	the Purchaser was aware or ought reasonably to have been aware would give rise to the Liability for Taxation in question.

4.1.7	it would not have arisen but for:

(a)	the failure by the Purchaser to comply with its obligations under this Tax Covenant; or

(b)	the failure by the Purchaser to procure the payment of Tax where the Warrantors have made timeous payment to the Purchaser hereunder in respect of such Tax; or

4.1.8	it would not have arisen but for the Loss of any Relief which would have been available but for a change in the nature or conduct of a trade carried on by the Company or any Subsidiary which occurs after Completion or the cessation or reduction of such trade after Completion;

4.1.9	any Relief other than a Purchaser’s Relief is available to set off against it; or

4.1.10	it has been made good or otherwise compensated for at no expense to the Purchaser, the Company or any Subsidiary; or

4.1.11	it would not have arisen or would have been reduced or eliminated but for a failure or omission, after Completion, by or on behalf of the Company or any Subsidiary or the Purchaser to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing under any enactment or regulation relating to Taxation the making, giving or doing of which was taken into account in computing the provision for Taxation in the Management Accounts, where the need for such making, giving or doing was identified, with specific reference to this paragraph 4.1.11, in the Disclosure Letter; or

4.1.12	it would not have arisen or would have been reduced or eliminated but for any claim, disclaimer or election made after Completion by the Purchaser, the Company or any Subsidiary including, without limitation, a disclaimer of or a revision to a claim for capital allowances claimed before Completion or assumed to be claimed in preparing the Management Accounts; or

4.1.13	it arises as a result of the Company or any Subsidiary being taxed at a higher rate of Taxation due to becoming a member of the Purchaser’s Tax Group; or

4.1.14	it would not have arisen but for the Company or the Subsidiary becoming a member of the Purchaser’s Tax Group; or

4.1.15	it arises due to the Company or the Subsidiary losing its entitlement to claim any Reliefs (or claim any Reliefs at a higher effective rate) due to becoming a member of the Purchaser’s Tax Group; or

4.1.16	it arises by virtue of any underpayment of Tax payable in instalments for the accounting period commencing before Completion insofar as such underpayment would not have arisen but for an Event or Events occurring after Completion.

5	SAVINGS

5.1	The Purchaser shall notify the Warrantors of the existence of any Saving as soon as reasonably practicable upon it becoming aware of the same, but in any event within 20 Business Days, and the Warrantors shall be entitled to assert that there exists or may exist a Saving at any time. If thereafter the Warrantors and the Purchaser agree the amount of any Saving or (at the Warrantors’ sole request and expense) the Auditors for the time being of the Company or any Subsidiary determine that the Company or the relevant Subsidiary has obtained a Saving, the Purchaser shall as soon as reasonably practicable, but in any event within ten Business Days of the Saving being agreed or determined, thereafter repay to the Warrantors an aggregate amount equal to the lesser of:

5.1.1	the amount of the Saving (as agreed or determined by the Auditors) less any costs properly and reasonably incurred by the Purchaser, the Company or the relevant Subsidiary in obtaining the Saving; and

5.1.2	all amounts paid by the Warrantors under paragraph 2 in respect of the Liability for Taxation which gave rise to the Saving less any part of such amounts previously repaid to the Warrantors under this paragraph 5.

5.2	After the Auditors have made any determination under this paragraph 5, the Warrantors or the Purchaser may, at any time before the seventh anniversary of Completion, request (at its own cost) the Auditors to review that determination in the light of all relevant circumstances, including any facts of which it was not aware, and which were not taken into account, at the time when such determination was made, and to determine whether in their opinion the determination remains correct or whether, in light of those circumstances, it should be amended.

5.3	If the Auditors make an amendment to the earlier determination and the amount of the Saving is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by or to the Warrantors (as the case may be) as soon as practicable.

5.4	In making any determination the Auditors shall be determining their opinion only and shall be acting as an expert and not as an arbiter.

6	RECOVERY FROM THIRD PARTIES

6.1	Where the Warrantors have paid an amount in discharge of a liability under paragraph 2 in respect of any Liability for Taxation (which for the purposes of this paragraph 6 shall include a liability under paragraph 2.1.4) and the Purchaser and the Company or any Subsidiary is or becomes entitled to recover from some other person not being the Company or a Subsidiary, any amount in respect of such Liability for Taxation (a Third Party Entitlement), the Purchaser shall or shall procure that the Company or the relevant Subsidiary shall:

6.1.1	notify the Warrantors of the Third Party Entitlement as soon as reasonably practicable and in any event within 20 Business Days; and

6.1.2	if required by the Warrantors and at the cost of the Warrantors and subject to the Company, the relevant Subsidiary or the Purchaser being indemnified by the Warrantors against any losses, liabilities, costs, damages and expenses incurred in recovering that amount, take or procure that the Company or the relevant Subsidiary takes such actions as the Warrantors may reasonably request in writing to enforce the Third Party Entitlement (keeping the Warrantors fully informed of the progress of any action taken).

6.2	If the Purchaser, the Company or a Subsidiary recovers any Third Party Entitlement, the Purchaser shall account to the Warrantors for the lesser of:

6.2.1	any amount recovered less any Tax suffered in respect of that amount and any costs and expenses properly and reasonably incurred in recovering that amount (save to the extent that that amount has already been made good by the Warrantors under paragraph 6.1.2); and

6.2.2	the amount paid by the Warrantors under paragraph 2 in respect of the Liability for Taxation in question;

or if at the date of recovery no payment has yet been made by the Warrantors in respect of the Liability for Taxation in question, give credit to the Warrantors in the net amount referred to in the paragraph 6.2.1 above.

7	CORPORATION TAX RETURNS

7.1	The Warrantors or their duly authorised agent shall (at the Warrantors’ cost and expense) prepare the corporation tax returns and computations of the Company and the Subsidiaries for all accounting periods ended on or prior to the Completion Date, to the extent that the same have not been prepared before Completion, and submit them to the Purchaser.

7.2	The Purchaser shall procure that the returns and computations referred to in paragraph 7.1 shall be authorised, signed and submitted to the relevant Taxation Authority without amendment or with such amendments as the Purchaser reasonably considers to be necessary and shall give the Warrantors or their agent all such assistance as may reasonably be required (at the Warrantors’ cost and expense) to agree those returns and computations with the relevant Taxation Authority PROVIDED THAT the Purchaser shall not be obliged to take any such action as is mentioned in this paragraph 7.2 in relation to any return that is not full, true and accurate in all material respects.

7.3	The Warrantors or their duly authorised agent shall (at the Warrantors’ cost and expense) prepare all documentation and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Company and the Subsidiaries for all accounting periods ended on or prior to the Completion Date provided that the Warrantors shall:

7.3.1	keep the Purchaser fully informed of all matters relating to such accounting periods;

7.3.2	submit to the Purchaser for comments all material correspondence and documents relating to the matters relating to such accounting periods which they intend to submit to a Taxation Authority before they are so submitted and shall take into account all reasonable comments made by the Purchaser;

7.3.3	deliver to the Purchaser copies of all material correspondence sent to, or received from, any Taxation Authority from the date of this agreement relating to all such accounting periods, delivery to be effected promptly on despatch, or as the case may be, receipt; and

7.3.4	not agree any matter with the relevant Taxation Authority without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed or conditioned.

7.4

Subject to paragraph 7.5, the Purchaser shall have the responsibility for, and the conduct of preparing, submitting, negotiating and agreeing with the relevant Tax Authority all Straddle Information of the Company and the Subsidiaries for the Straddle Period. Such Straddle Information will be submitted to the Warrantors before they are submitted to a Tax Authority. For the purposes of this paragraph 7 the corporation tax returns and computations of the Company and the Subsidiaries for each Straddle Period applicable thereto as well as any documents or correspondence which it intends to submit to any Taxation Authority shall be defined collectively as the Straddle Information.

7.5	No Straddle Information shall be submitted to any Taxation Authority unless the Warrantors have been given 15 Business Days to comment on it and such comments, where reasonable, are incorporated into such Straddle Information before it is submitted. The terms of paragraph 7.3 shall apply, mutatis mutandis, to all conduct and Straddle Information relating to the Straddle Period with references to the “Warrantors” being deemed to be references to the “Purchaser” and vice versa (as required).

7.6	For the avoidance of doubt where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 8 shall take precedence over the provisions of this paragraph 7.

7.7	The Purchaser and the Warrantors shall each afford such access to their books, accounts and records as is necessary and reasonable to enable each other or their duly authorised agents to prepare the corporation tax returns and computations of the Company and the Subsidiaries for all accounting periods and conduct matters relating to them in accordance with this paragraph 7.

8	CONDUCT OF TAX CLAIMS

8.1	If the Purchaser, the Company or a Subsidiary becomes aware of a Tax Claim in respect of which the Purchaser, Company or any Subsidiary considers that the Warrantors are or may become liable to make a payment to the Purchaser under this Tax Covenant, the Purchaser shall give or procure that notice in writing is given to the Warrantors as soon as is reasonably practicable.

8.2	Provided that the Warrantors indemnify the Purchaser and the Company or the relevant Subsidiary against all losses, liabilities, costs, damages and expenses which are incurred thereby, the Purchaser shall take and shall procure that the Company or the relevant Subsidiary shall take such action as the Warrantors may reasonably request by notice in writing given to the Purchaser, the Company or the relevant Subsidiary to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (such a Tax Claim where action is so requested being hereinafter referred to as a Dispute), provided that

8.2.1	the Warrantors shall not be entitled to the conduct of proceedings in the name of the Company or the relevant Subsidiary; and

8.2.2	provided that where the Liability to Tax which is the subject of the Tax Claim has to be paid before an appeal can be made or before any other action requested by the Warrantors can be taken, the Purchaser shall not be obliged to procure the Company take any such action until the Warrantors shall have paid to the Purchaser for the purpose of discharging the Liability to Tax, an amount equal to the said liability; and

8.2.3	the Dispute involves contesting any Tax Claim before any court or other appellate body unless the Warrantors furnish the Purchaser or Company with the written opinion of Tax counsel of at least 5 years´ standing that it is reasonable to resist the Claim for Tax in the manner proposed by the Warrantors.

8.3	The Purchaser or the Company may compromise, settle, discharge or otherwise deal with any Tax Claim without reference to the Warrantors if:

8.3.1	the Warrantors at any time notify the Purchaser that they do not wish to exercise their rights under this paragraph 8 or if the Warrantors do not request the Purchaser in writing to take any appropriate action within 10 Business Days of notice to the Warrantors given pursuant to paragraph 8.1; or

8.3.2	the Warrantors fail to indemnify the Purchaser and the Company or the relevant Subsidiary to the reasonable satisfaction of the Purchaser within a period of time (commencing with the date of the notice given to the Warrantors) that is reasonable having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim and which period will not in any event exceed a period of 15 Business Days; or

8.3.3	any Warrantor is declared bankrupt or becomes the subject of bankruptcy proceedings.

8.4	Neither the Purchaser nor the Company nor the relevant Subsidiary shall be obliged to take any action pursuant to this paragraph 8 which it reasonably considers will be materially prejudicial or unduly onerous to it or will affect the future liability of the Company or the relevant Subsidiary to Taxation, or where fraudulent, negligent or dishonest conduct is alleged by a Taxation Authority in relation to the Tax Claim in question.

8.5	Subject to paragraph 8.3, by agreement in writing between the Purchaser and the Warrantors, the conduct of a Tax Claim may be delegated to the Warrantors on such terms as may be agreed from time to time between the Purchaser and the Warrantors provided that, unless the Purchaser and the Warrantors specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:

8.5.1	the Purchaser shall promptly be kept informed of all matters pertaining to a Tax Claim and shall be entitled to see and keep copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given a report as soon as practicable of all telephone conversations with any Taxation Authority to the extent it relates to a Tax Claim;

8.5.2	the appointment of solicitors or other professional advisers shall be subject to the written approval of the Purchaser, such approval not to be unreasonably withheld or delayed or conditioned;

8.5.3	all material written communications pertaining to the Tax Claim which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Purchaser for approval and shall only be finally transmitted if such approval is given, such approval is not to be unreasonably withheld or delayed or conditioned; and

8.5.4	the Warrantors shall make no settlement or compromise of the Tax Claim or agree any matter in the conduct of the Tax Claim which is likely to affect the amount thereof or the future liability to Taxation of the Purchaser or the Company or any Subsidiary without the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed or conditioned.

8.7	The Purchaser shall provide and shall procure that the Company and any Subsidiary provides to the Warrantors and the professional advisors to the Warrantors reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Warrantors to take such action as is referred to in this paragraph 8.

9	GROSSING UP

9.1	All sums payable by the Warrantors to the Purchaser under this Tax Covenant shall be paid free and clear of any counterclaim or set-off and without any deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Warrantors shall pay to the Purchaser such sum as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

9.2	If any amount payable by the Warrantors to the Purchaser under this Tax Covenant shall itself be subject to Tax then the amount which the Warrantors shall pay to the

Purchaser shall be increased to such larger amount as will ensure that after payment of all Tax payable in respect of such larger amount there shall be left in the hands of the Purchaser the amount which the Purchaser would have been entitled to receive from the Warrantors if such amount was not subject to any Tax.

9.3	Paragraphs 9.1 and 9.2 shall not apply to the payment of any interest under paragraph 3.3.

9.4	In the case of any permitted assignation of this Tax Covenant, or of the benefit by it, by the Purchaser to any other person, the liability of the Warrantors to make payment under paragraphs 9.1 and 9.2 or otherwise under this Tax Covenant, shall be no greater (and no less) than if there had been no such assignation.

10	COSTS AND EXPENSES

The covenant contained in paragraph 2 of this Tax Covenant shall extend to all third party costs and expenses properly and reasonably incurred by the Purchaser, the Company and/or any Subsidiary in connection with any successful claim under paragraph 2 of this Tax Covenant and the successful enforcement of rights under this Tax Covenant.

11	PURCHASER’S COVENANT: SECONDARY LIABILITIES

11.1	The Purchaser hereby covenants with the Warrantors to pay to the Warrantors an amount equal to any liability or increased liability to Tax for which the Warrantors (or any person Connected with any Warrantor) becomes liable by virtue of non-payment of Tax by the Company or any Subsidiary.

11.2	The covenant contained in paragraph 11.1 shall:-

11.2.1	not apply to the extent that the Purchaser could claim payment in respect of such Tax under paragraph 2;

11.2.2	not apply to Tax which has been recovered under section 767(B)(2) of ICTA 1988 (and the Warrantors shall procure that no such recovery is sought to the extent that payment is made hereunder);

11.2.3	extend to any costs properly and reasonably incurred by the Warrantors in connection with such Tax or a claim under paragraph 11.1.

11.2.4	For the purposes of this paragraph 11, any reference to a liability to Tax shall include any liability to make a payment of Tax which would have arisen but for the utilisation of any Relief.

11.3	Paragraphs 3, 6, 8, 9 and 10 shall apply to the covenant contained in paragraph 11.1 as they apply to the covenants contained in paragraph 2, replacing reference to the “Warrantors” by the “Purchaser” (and vice versa) and making any other necessary modifications.

12	OVERPROVISIONS

12.1	The Purchaser shall notify the Warrantors of the existence or possible existence of any Overprovision as soon as reasonably practicable upon it becoming aware of the same, but in any event within 20 Business Days, and the Warrantors shall be entitled to assert that there exists or may exist an Overprovision at any time. If thereafter the Warrantors and the Purchaser agree the amount of any Overprovision or the Auditors certify (at the request and expense of the Warrantors) that an Overprovision exists, then:

12.1.1	the amount of any Overprovision (as agreed or determined by the Auditors) shall first be set off against any payment then due from the Warrantors under this Tax Covenant or by virtue of a Claim under the Tax Warranties;

12.1.2	to the extent that there is an excess, a refund shall be made to the Warrantors of any previous payment or payments made by the Warrantors under this Tax Covenant or by virtue of a Claim under the Tax Warranties (and not previously refunded under this Tax Covenant) up to the amount of such excess; and

12.1.3	to the extent that excess referred to in paragraph 12.1.2 is not exhausted, the remainder of that excess will be carried forward and set off against any future payments under this Tax Covenant or payment due by virtue of any Claim under the Tax Warranties.

12.2	After the Auditors have produced any certificate under this paragraph 12, the Warrantors or the Purchaser may, at any time before the seventh anniversary of Completion, request (at its own cost) the Auditors to review that certificate in the light of all relevant circumstances, including any facts of which it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether in their opinion the certificate remains correct or whether, in light of those circumstances, it should be amended.

12.3	If the Auditors make an amendment to the earlier certificate and the amount of the Overprovision is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by or to the Warrantors (as the case may be) as soon as reasonably practicable.

12.4	In making any certification the Auditors shall be certifying their opinion only and shall be acting as an expert and not as an arbiter.

12.5	The Purchaser shall procure that the Auditors are given all relevant information in order to enable them to make the necessary certification.

12.6	The Purchaser shall procure that the Auditors produce as soon as reasonably practicable any certificate requested by the Warrantors.

Part 8: Deferred Consideration

Section 1: Payment of Deferred Consideration

1	The definitions in this paragraph apply in this agreement:

Completion Debtors: the debtors listed at Section 2 of this Part 8 of the Schedule.

Completion Debt(s): the amounts owing by Completion Debtors, listed at column 5 (90 Day + Amount) of Section 2 of this Part 8 of the Schedule.

Collection Period: the period between the Completion Date and the Long Stop Date, both dates inclusive.

Long Stop Date: 30 November 2012.

2	Within 7 Business Days following the end of each calendar month during the Collection Period, the Purchaser shall provide a reconciliation statement, showing the Completion Debts collected during that month (Monthly Recovered Debts) together with a summary of progress to date in collecting the remaining outstanding Completion Debts, to the Seller’ Solicitors and shall procure the payment to the Sellers’ Solicitors, as agent for the Sellers, of an amount equivalent to the Monthly Recovered Debts less any associated VAT. The Purchaser will provide such further information as the Sellers (or the Sellers’ Solicitors on their behalf) may reasonably require to verify the Monthly Recovered Debts.

3	The maximum amount payable to the Sellers under the provisions of this Part 8 of the Schedule shall in no event exceed the sum of £1,636,000.

4	The payment of any amount under paragraph 2 shall constitute Deferred Consideration and shall be paid in the same manner as the payment of the Completion Payment, as set out at clause 5.3.1. The receipt of any amount of Deferred Consideration by the Sellers’ Solicitors shall constitute an effective discharge for the Purchaser who shall not be concerned to see to the application or be answerable for the loss or mis-application of the funds.

5	The Purchaser shall not prior to the Long Stop Date, without the written consent of the Sellers, compromise or otherwise agree to reduce the amount of the Completion Debts or agree to extend the terms for payment of any of the Completion Debts.

6	The Purchaser shall use all reasonable efforts, consistent with the established practices of the Company, to collect the Completion Debts during the Collection Period.

7	To the extent that any payment is received from a Completion Debtor, and in the absence of a remittance advice or other accompanying document confirming the express identity of the relevant debt that is to be settled by such amount, that amount shall be applied first, and in priority to any other amount which may be, or become payable to any member of the Company Group or to the Purchaser or any member of the Purchaser’s group, in discharging the Completion Debts.

7	The parties agree that all rights of set off by reference to the Deferred Consideration, which may be available by law or otherwise, are excluded and the Purchaser irrevocably waives all entitlement to set off all amounts of Completion Debts which may become payable under this Part 8 of the Schedule against any other amounts which may become due and payable by the Sellers, or any of them, to the Purchaser.

SIGNATURES

Signed by AUSTIN DAVIDSON as follows:

Signature	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

They are subscribed for and on behalf of ROBERT GORDON FORBES as follows:

Attorney for and on behalf of Robert Gordon Forbes	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

They are subscribed for and on behalf of CAROLE MCKENZIE FORBES as follows:

Attorney for and on behalf of Carole McKenzie Forbes	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

They are subscribed for and on behalf of ANNA MARY FORBES as follows:

Attorney for and on behalf of Anna Mary Forbes	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

They are subscribed for and on behalf of ASHLEIGH LOUISE FORBES as follows:

Attorney for and on behalf of Ashleigh Louise Forbes	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

They are subscribed for and on behalf of KATIE ALEXANDRA CHREE FORBES as follows:

Attorney for and on behalf of Katie Alexandria Chree Forbes	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

They are subscribed for and on behalf of THOMAS DAVIE SMITH as follows:

Attorney for and on behalf of Thomas Davie Smith	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

They are subscribed for and on behalf of WILLIAM JAMES FRASER as follows:

Attorney for and on behalf of William James Fraser	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

They are subscribed for and on behalf of CAROL ANNE FRASER as follows:

Attorney for and on behalf of Carole Anne Fraser	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

Signed by JOHN IAN MCPHERSON as follows:

Signature	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

They are subscribed for and on behalf of MAVEN INCOME AND GROWTH VCT 3C PLC as follows:-

Attorney for and on behalf of Maven Income and Growth VCT 3C PLC	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

They are subscribed for and on behalf of MAVEN INCOME AND GROWTH VCT 4 PLC as follows:-

Attorney for and on behalf of Maven Income and Growth VCT 4 PLC	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

They are subscribed for and on behalf of MAVEN INCOME AND GROWTH VCT 3 PLC as follows:-

Attorney for and on behalf of Maven Income and Growth VCT 3 PLC	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

They are subscribed for and on behalf of MAVEN INCOME & GROWTH VCT 2 PLC as follows:-

Attorney for and on behalf of Maven Income & Growth VCT 2 PLC	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

They are subscribed for and on behalf of MAVEN INCOME & GROWTH VCT PLC by its duly authorised signatory as follows:-

Authorised signatory	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

They are subscribed for and on behalf of MAVEN INCOME & GROWTH VCT 4S PLC as follows:-

Attorney for and on behalf of Maven Income & Growth VCT 4S PLC	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

They are subscribed for and on behalf of BEN BRODIE as follows:-

Attorney for and on behalf of Ben Brodie	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

They are subscribed for and on behalf of GILTSPUR NOMINEES LIMITED as follows:-

Attorney for and on behalf of Giltspur Nominees Limited	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

They are subscribed for and on behalf of LAMINVEST N.V. as follows:-

Attorney for and on behalf of Laminvest N.V.	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

They are subscribed for and on behalf of ORTUS VCT as follows:-

Attorney for and on behalf of Ortus VCT PLC	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

They are subscribed for and on behalf of SCOTTISH ENTERPRISE SCOTTISH VENTURE FUND as follows:-

Authorised signatory for and on behalf of Scottish Enterprise Scottish Venture Fund

Full name

Date of Signature

Place of Signature

WITH THE COMMON SEAL OF SCOTTISH ENTERPRISE

They are subscribed for and on behalf of TALISMAN FIRST VENTURE CAPITAL TRUST PLC as follows:-

Attorney for and on behalf of Talisman First Venture Capital Trust PLC	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

Signed for and on behalf of RIGNET SCOTLAND LIMITED by its duly authorised signatory as follows:

Director	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature

Signed for and on behalf of RIGNET, INC by its duly authorised signatory as follows:

Authorised signatory	Witness

Full name	Full Name

Date of Signature	Address

Place of Signature